Exhibit 10.1

EXECUTION VERSION

£13,500,000,000

364-DAY BRIDGE CREDIT AGREEMENT

Dated as of July 17, 2014

among

ABBVIE PRIVATE LIMITED,
as Borrower,

the GUARANTORS
party hereto,

VARIOUS FINANCIAL INSTITUTIONS,
as Lenders,

and

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

J.P. MORGAN SECURITIES LLC,

as Sole Arranger and Bookrunner

i

SECTION 9.10		Governing Law	89

SECTION 9.11		Execution in Counterparts	89

SECTION 9.12		Jurisdiction, Etc.	90

SECTION 9.13		Patriot Act Notice	90

SECTION 9.14		No Advisory or Fiduciary Responsibility	91

SECTION 9.15		Waiver of Jury Trial	91

SECTION 9.16		Conversion of Currencies	91

SCHEDULES

Schedule I	-	Commitments
Schedule II	-	Administrative Agent’s Office; Certain Addresses for Notices
Schedule 4.01(f)	-	Legal Proceedings
Schedule 5.01(h)	-	Affiliate Transactions

EXHIBITS

Exhibit A	-	Form of Notice of Borrowing
Exhibit B	-	Form of Assignment and Acceptance

364-DAY BRIDGE CREDIT AGREEMENT

This 364-Day Bridge Credit Agreement (this “Agreement”) dated as of July 17, 2014 is among AbbVie Private Limited, a private limited company organized and existing under the laws of Jersey (“AbbVie NewCo” or the “Borrower”), the Guarantors (as defined below) that are parties hereto, the Lenders (as defined below) that are parties hereto, and JPMorgan Chase Bank, N.A., as administrative agent (together with any successor thereto appointed pursuant to Article VII, and including any applicable designated Affiliate, the “Administrative Agent”) for the Lenders.

RECITALS

WHEREAS, AbbVie NewCo, a newly formed Subsidiary of AbbVie, intends to directly or indirectly acquire (the “Acquisitions”) pursuant to the Offer Documents or Scheme Documents, as applicable (each as defined below) (a) all of the outstanding shares of Shire which are subject to the Scheme or Takeover Offer (as the case may be) for consideration in cash (the “Cash Consideration”) and newly issued ordinary shares of AbbVie NewCo, which acquisition will be effected pursuant to a Scheme or a Takeover Offer (each, as defined below) (the “Shire Acquisition”) and (b) all of the outstanding capital stock of AbbVie for consideration consisting of newly issued ordinary shares of AbbVie NewCo, which acquisition will be effected pursuant to a merger of a newly created indirect Subsidiary of AbbVie NewCo organized under the laws of Delaware (“Company Merger Sub”) with and into AbbVie with AbbVie as the surviving company (the “Company Merger”).

WHEREAS, in connection with the Acquisitions, AbbVie NewCo and/or AbbVie Holdings Private Limited, a Subsidiary of AbbVie NewCo organized under the laws of Jersey (“New Foreign HoldCo”), intends to finance the payment of the Cash Consideration, the repayment of Existing Shire Indebtedness (as defined below) and the payment of fees and expenses related to the Acquisitions from funds received from the Borrower and/or New Foreign HoldCo from the following sources:  (i) the proceeds of up to $15,500,000,000 in senior unsecured notes (the “New Senior Notes”) of the Borrower or, to the extent that the New Senior Notes are not issued at or prior to the time the Acquisitions are consummated, the proceeds of up to £9,100,000,000 (or an equivalent in Dollars thereof) in borrowings by the Borrower under the Tranche 1 Commitments, (ii) the proceeds of up to £3,200,000,000 (or an equivalent in Dollars thereof) from borrowings by New Foreign HoldCo under a senior unsecured term loan facility (the “New Term Loan Facility”, the term loans thereunder “New Term Loans”) or, to the extent that the New Term Loans are not made at or prior to the time the Acquisitions are consummated, the proceeds of up to £3,200,000,000 (or an equivalent in Dollars thereof) in borrowings by the Borrower under the Tranche 2 Commitments and (iii) at least $5,000,000,000 cash on hand at New Foreign HoldCo and the Consolidated Group (the “Designated Cash”), or in lieu of a portion thereof, the proceeds of up to £1,200,000,000 (plus any increases thereof permitted hereunder) (or an equivalent in Dollars thereof) in borrowings by the Borrower under the Tranche 3 Commitments.  The transactions set forth in the preceding two paragraphs above are collectively referred to as the “Transactions”.

IN CONSIDERATION THEREOF the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01                                      Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“AbbVie” means AbbVie Inc.

“AbbVie NewCo” has the meaning set forth in the recitals hereto.

“Acceptance Condition” means, in respect of a Takeover Offer, the condition to the Takeover Offer with respect to the number of acceptances to the Takeover Offer which must be secured to declare the Takeover Offer unconditional as to acceptances (as set out in the Offer Press Announcement and which shall be acceptances having been received that would, when aggregated with all Shire Shares (excluding shares held in treasury) directly or indirectly owned by AbbVie NewCo, result in AbbVie NewCo (directly or indirectly) holding shares representing at least 66 2/3% of all Shire Shares (excluding any shares held in treasury) as at the date on which the Takeover Offer is declared unconditional as to acceptances).

“Acquisitions” means the Shire Acquisition and the Company Merger.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule II, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in the form supplied by the Administrative Agent.

“Advance” means a Tranche 1 Advance, a Tranche 2 Advance or a Tranche 3 Advance, as appropriate.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent Parties” has the meaning set forth in Section 9.02(c).

“Agents” means, collectively, the Administrative Agent and the Arranger.

“Agreement” has the meaning set forth in the introduction hereto.

“Agreement Currency” has the meaning set forth in Section 9.15.

“Agreement Value” means, with respect to any Hedge Agreement at any date of determination, the amount, if any, that would be payable to any bank thereunder in respect of the “agreement value” under such Hedge Agreement if such Hedge Agreement were terminated on such date, calculated as provided in the International Swap Dealers Association, Inc. Code of Standard Wording, Assumptions and Provisions for Swaps, 1986 Edition.

“Anti-Corruption Laws” has the meaning set forth in Section 4.01(s).

“Applicable Creditor” has the meaning set forth in Section 9.15.

“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Applicable Lending Office” or similar concept in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office, branch, Subsidiary or affiliate of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

	Public Debt Rating S&P/Moody’s	Applicable Margin for Eurocurrency Rate Advances	Applicable Margin for Base Rate Advances
Level 1:	AA-/Aa3 or above	0.625%	0.000%
Level 2:	Less than Level I but at least A+/A1	0.750%	0.000%
Level 3:	Less than Level 2 but at least A/A2	0.875%	0.000%
Level 4:	Less than Level 3 but at least A-/A3	1.00%	0.000%
Level 5:	Less than Level 4 but at least BBB+/Baa1	1.125%	0.125%
Level 6:	Less than Level 5 but at least BBB/Baa2	1.25%	0.250%
Level 7:	Less than Level 6	1.50%	0.500%

Notwithstanding anything to the contrary herein, the Applicable Margin at each of the above Levels shall increase by 0.25% per annum on the date that is three months after the Closing Date and by an additional 0.25% per annum at the end of each three-month period thereafter (it being understood the Applicable Margin for Base Rate Advances shall at all times be 1.00% per annum less than the Applicable Margin for Eurocurrency Rate Advances (but in any case not less than zero)).

“Applicable Percentage” means, in the case of the commitment fee paid pursuant to Section 2.04(a), as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

	Public Debt Rating S&P/Moody’s	Applicable Percentage
Level 1:	AA-/Aa3 or above	0.060%
Level 2:	Less than Level I but at least A+/A1	0.070%
Level 3:	Less than Level 2 but at least A/A2	0.080%
Level 4:	Less than Level 3 but at least A-/A3	0.100%
Level 5	Less than Level 4 but at least BBB+/Baa1	0.125%
Level 6	Less than Level 5 but at least BBB/Baa2	0.150%
Level 7	Less than Level 6	0.175%

“Arranger” means J.P. Morgan Securities LLC.

“Asset Sale” means the sale or other disposition by a member of the Consolidated Group of assets of the Consolidated Group (including the sale of Equity Interests of any Subsidiary of a member of the Consolidated Group or pursuant to any casualty or condemnation proceeding).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto.

“Availability Period” means, with respect to each Class, the period starting on the Closing Date and ending on the Commitment Termination Date for such Class.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by JPMorgan Chase Bank, N.A. as its “prime rate,” and (c) the Eurocurrency Rate on such day (or, if such day is not a Business Day, the next preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1.00%.  The “prime rate” is a rate set by JPMorgan Chase Bank, N.A. based upon various factors including JPMorgan Chase Bank, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by JPMorgan Chase Bank, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

“Borrowed Debt” means any Debt for money borrowed, including loans, hybrid securities, debt convertible into Equity Interests and any Debt represented by notes, bonds, debentures or other similar evidences of Debt for money borrowed.

“Borrower” has the meaning set forth in the recitals of this Agreement.

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant UK Borrower within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by the Lender to the Borrower and the Administrative Agent.

“Borrower Materials” has the meaning specified in Section 5.01(i).

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type and Class made by each of the Lenders to the Borrower pursuant to Section 2.01.

“Borrowing Minimum” means £50,000,000 (or at the Borrower’s option the Sterling Equivalent of $50,000,000).

“Borrowing Multiple” means £5,000,000 (or at the Borrower’s option the Sterling Equivalent of $5,000,000).

“Bridge Facility” means the Commitments and any Advances made thereunder.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City, Chicago, London or Jersey and any day on which dealings in Dollar or Sterling deposits are conducted by and between banks in the London interbank eurocurrency market.

 “Cash Consideration” has the meaning set forth in the recitals hereto.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Certain Funds Default” means an Event of Default arising from any of the following (other than in respect of Shire and its Subsidiaries (the “Shire Group”)):

(a)                                 Section 6.01(a);

(b)                                 Section 6.01(b) as it relates to a Certain Funds Representation;

(c)                                  Section 6.01(c) as it relates to the failure to perform any of the following covenants: (i) Sections 5.01(d)(i) or (j) (other than paragraph (x) thereof), (ii) Sections 5.02(a), (b) or (d), (iii) Section 5.04 or (iv) Section 9.11(b);

(d)                                 Section 6.01(e) in relation to the Borrower or any Guarantor (including AbbVie), but excluding, in relation to involuntary proceedings, any Event of Default caused by a frivolous or vexatious (and in either case, lacking in merit) action, proceeding or petition in respect of which no order or decree in respect of such involuntary proceeding shall have been entered; or

(e)                                  Section 6.01(i).

“Certain Funds Period”  means the period commencing on the Effective Date and ending on the date on which a Mandatory Cancellation Event occurs or exists, for the avoidance of doubt, on such date but immediately after the relevant Mandatory Cancellation Event occurs or first exists.

“Certain Funds Purposes” means:

(i)                                     where the Shire Acquisition proceeds by way of a Scheme:

(a)                                 payment (directly or indirectly) of the cash price payable by AbbVie NewCo or New Foreign Holdco to the holders of the Scheme Shares in consideration of such Scheme Shares being acquired by AbbVie NewCo or New Foreign HoldCo;

(b)                                 payment (directly or indirectly) of any cash payments required in relation to any options over Shire Shares;

(c)                                  financing (directly or indirectly) the fees, costs and expenses in respect of the Transactions; and

(d)                                 repayment of Existing Shire Indebtedness; or

(ii)                                  where the Shire Acquisition proceeds by way of a Takeover Offer:

(a)                                 payment (directly or indirectly) of all or part of the cash price payable by AbbVie NewCo or New Foreign Holdco to the holders of the Shire Shares subject to the Takeover Offer in consideration of the acquisition of such Shire Shares pursuant to the Takeover Offer;

(b)                                 payment (directly or indirectly) of the cash consideration payable to the holders of Shire Shares pursuant to the operation by Borrower or New Foreign HoldCo of the procedures contained in Articles 117 and 121 of the Jersey Companies Law;

(c)                                  financing (directly or indirectly) the consideration payable to holders of options to acquire Shire Shares pursuant to any proposal in respect of those options as required by the City Code;

(d)                                 financing (directly or indirectly) the fees, costs and expenses in respect of the Transactions; and

(e)                                  repayment of Existing Shire Indebtedness.

“Certain Funds Representations” means each of the following: (1) Sections 4.01(a), (b)(i), (b)(ii) and (b)(iii); (2) Section 4.01(c) (but only as it relates to receipt of required governmental authority or regulatory body approvals as of the Effective Date, the Closing Date or any other date of an Advance) and (d); (3) Section 4.01(g); (4) Section 4.01(o); (5) Section 4.01(q); and (6) Section 4.01(t), (u) and (v) (but only to the extent they relate to the then current actual method of the Shire Acquisition).

“City Code” means the City Code on Takeovers and Mergers.

“Class” when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are Tranche 1 Advances, Tranche 2 Advances or Tranche 3 Advances.  When used in reference to any Commitment, “Class” refers to whether such Commitment is a Tranche 1 Commitment, a Tranche 2 Commitment or a Tranche 3 Commitment.

“Clean-up Date” has the meaning set forth in Section 6.01.

“Closing Date” means the date on which each of the conditions set forth in Section 3.02 have been satisfied (or waived in accordance with Section 9.01).

“Commitment” means, the Tranche 1 Commitments, the Tranche 2 Commitments and the Tranche 3 Commitments.

“Commitment Termination Date” means the earlier of (a) the date on which a Mandatory Cancellation Event occurs or exists, for the avoidance of doubt, on such date but immediately after the relevant Mandatory Cancellation Event occurs or first exists and (b) the date on which the applicable Class of Commitments is terminated in full in accordance with Section 2.05 or 6.01.

“Company Merger” has the meaning set forth in the recitals hereto.

“Company Merger Sub” has the meaning set forth in the recitals hereto.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” means, for any fiscal period, the Consolidated net income of AbbVie NewCo and its Subsidiaries for such period determined in accordance with GAAP plus the following, to the extent deducted in calculating such Consolidated net income:  (a) Consolidated Interest Expense, (b) the provision for Federal, state, local and foreign taxes based on income, profits, revenue, business activities, capital or similar measures payable by AbbVie NewCo and its Subsidiaries in each case, as set forth on the financial statements of the Consolidated Group, (c) depreciation and amortization expense, (d) any extraordinary or unusual charges, expenses or losses, (e) net after-tax losses (including all fees and expenses or charges relating thereto) on sales of assets outside of the ordinary course of business and net after-tax losses from discontinued operations, (f) any net after-tax losses (including all fees and expenses or charges relating thereto) on the retirement of debt, (g) any other nonrecurring or non-cash charges, expenses or losses (including charges, fees and expenses incurred in connection with the Transactions or any issuance of Debt or equity, acquisitions, investments, restructuring activities, asset sales or divestitures permitted hereunder, whether or not successful) (h) minority interest expense, and (i) non-cash stock option expenses, non-cash equity-based compensation and/or non-cash expenses related to stock-based compensation, and minus, to the extent included in calculating such Consolidated net income for such period, the sum of (i) any extraordinary or unusual income or gains, (ii) net after-tax gains (less all fees and expenses or charges relating thereto) on the sales of assets outside of the ordinary course of business and net after-tax gains from discontinued operations (without duplication of any amounts added back in clause (b) of this definition), (iii) any net after-tax gains (less all fees and expenses or charges relating thereto) on the retirement of debt, (iv) any other nonrecurring or non-cash income and (v) minority interest income, all as determined on a Consolidated basis. Consolidated EBITDA will be calculated on a pro forma basis as if the Transactions and any related incurrence or repayment of Debt by AbbVie NewCo or any of its Subsidiaries had occurred on the first day of the relevant period, but shall not take into account any cost savings projected to be realized as a result of such acquisition or disposition other than cost savings permitted to be included under Regulation S-X of the Securities and Exchange Commission. In addition, in the event that AbbVie NewCo or any of its Subsidiaries acquired or disposed of any Person, business unit or line of business or made any investment during the relevant period, Consolidated EBITDA will be determined giving pro forma effect to such acquisition, disposition or investment as if such acquisition, disposition or investment and any related incurrence or repayment of Debt had occurred on the first day of the relevant period, but shall not take into account any cost savings projected to be realized as a result of such acquisition or disposition other than cost savings permitted to be included under Regulation S-X of the Securities and Exchange Commission.

“Consolidated Group” means, prior to the consummation of the Shire Acquisition and the Company Merger, AbbVie and its Subsidiaries and thereafter, AbbVie NewCo and its Subsidiaries.

“Consolidated Interest Expense” means, for any fiscal period, the total interest expense of AbbVie NewCo and its Subsidiaries on a Consolidated basis determined in accordance with GAAP, including the imputed interest component of capitalized lease obligations during such period, and all commissions, discounts and other fees and charges owed with respect to letters of credit, if any, and net costs under Hedge Agreements; provided that if AbbVie NewCo or any of its Subsidiaries acquired or disposed of any Person or line of business during the relevant period (including for the avoidance of doubt the Transactions and the Acquisitions), Consolidated Interest Expense will be determined giving pro forma effect to any incurrence or repayment of Debt related to such acquisition or disposition as if such incurrence or repayment of Debt had occurred on the first day of the relevant period.

“Consolidated Net Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all current liabilities, as set forth on the Consolidated balance sheet of the Consolidated Group most recently furnished to the Lenders pursuant to Section 5.01(i)(ii) prior to the time as of which Consolidated Net Assets shall be determined.

“Consolidated Total Debt” means, as of any date of determination, the aggregate amount of Borrowed Debt of AbbVie NewCo and its Subsidiaries determined on a Consolidated basis as of such date.

“Continuing Director” means, for any period, an individual who is a member of the board of directors of the Reporting Entity on the first day of such period or whose election to the board of directors of the Reporting Entity is approved by a majority of the other Continuing Directors.

“Conversion”, “Convert”, or “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“Court” means the Royal Court of Jersey.

“Court Meeting” means the meeting or meetings of Scheme Shareholders (or any adjournment thereof) to be convened by order of the Court under Article 125(1) of the Jersey Companies Law for the purposes of considering and, if thought fit, approving the Scheme.

“Court Order” means the Act of Court sanctioning the Scheme under Article 125(2) of the Jersey Companies Law.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below directly guaranteed in any manner by such Person, or the payment of which is otherwise provided for by such Person, and (i) all Debt referred to in clauses (a) through

(h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement specified in Article VI that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.07(b).

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (A) the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a governmental authority or (B) in the case of a solvent Person, the precautionary appointment of an administrator, guardian or custodian or similar official by a governmental authority under or based on the law of the country where such

Person is organized if the applicable law of such jurisdiction requires that such appointment not be publicly disclosed, in any such case, where such ownership or action, as applicable, does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding as to such Lender absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Cash” has the meaning set forth in the recitals hereto.

“Disinterested Director” means, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Dollars” and the “$” sign each means lawful currency of the United States.

“Effective Date” means the date the conditions set forth in Section 3.01 are satisfied (or waived in accordance with Section 9.01).

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $10,000,000,000; (d) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (d); and (e) any other Person approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, by the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that no Defaulting Lender (or Person who would be a Defaulting Lender upon becoming a Lender) nor the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Embargoed Person” means (a) any country or territory that is the target of a sanctions program administered by OFAC or (b) any Person that (i) is or is owned or controlled by a Person publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC, (ii) is the target of a sanctions program or sanctions list (A) administered by OFAC, the European Union or Her Majesty’s Treasury, or (B) under the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act, and the Iran Threat Reduction and Syria Human Rights Act, each as amended, section 1245 of the National Defense Authorization Act for

Fiscal Year 2012 or any Executive Order promulgated pursuant to any of the foregoing (collectively (A) and (B) referred to as “Sanctions”) or (iii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of a Sanctions program administered by OFAC that prohibits dealing with the government of such country or territory (unless such Person has an appropriate license to transact business in such country or territory or otherwise is permitted to reside, be organized or chartered or maintain a place of business in such country or territory without violating any Sanctions).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests”  means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means:

(a)                                 (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are being met with a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;

(b)                                 the application for a minimum funding waiver with respect to a Plan;

(c)                                  the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA);

(d)                                 the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA;

(e)                                  the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;

(f)                                   the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or

(g)                                  the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Escrow Account” means any account established for the purpose of depositing funds prior to their being applied towards Certain Funds Purposes.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means, with respect to any Eurocurrency Rate Advance for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the applicable currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 A.M., London time, two Business Days prior to (or in the case of Advances in Sterling, on the date of) the commencement of such Interest Period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency, then the Eurocurrency Rate shall be the Interpolated Rate at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.  “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in the applicable currency) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time; provided further that if no Screen Rate is available for the applicable currency, the Eurocurrency Rate shall be the arithmetic mean (rounded up to four decimal places) of the rates quoted by the Reference Banks to leading banks in the London interbank market for the offering of deposits in the applicable currency for such Interest Period, in each case as of 11:00 A.M., London time on the Quotation Day.

“Eurocurrency Rate Advance” means an Advance denominated in Dollars or Sterling that bears interest as provided in Section 2.07(a)(ii).

“Eurocurrency Rate Reserve Percentage” means, with respect to any Lender for any Interest Period for any Eurocurrency Rate Advance, the reserve percentage applicable at any time during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the actual reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Exchange Rate” means on any day, for purposes of determining the Sterling Equivalent of any other currency, the rate at which such other currency may be exchanged into Sterling at the time of determination on such day as set forth on the Reuters WRLD Page for such currency.  In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Sterling for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” has the meaning specified in Section 2.14(a).

“Existing Credit Agreement” means the Five Year Credit Agreement, dated as of July 18, 2012, among AbbVie, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent.

“Existing Public Notes” means AbbVie’s (i) 1.200% Senior Notes due 2015 in an aggregate principal amount of $3,500,000,000; (ii) 1.750% Senior Notes due 2017 in an aggregate principal amount of $4,000,000,000; (iii) 2.000 Senior Notes due 2018 in an aggregate principal amount of $1,000,000,000; (iv) 2.900% Senior Notes due 2022 in an aggregate principal amount of $3,100,000,000; (v) 4.400% due 2042 in an aggregate principal amount of $2,600,000,000; and (vi) Floating Rate Senior Notes due 2015 in an aggregate principal amount of $500,000,000, each as issued under an Indenture, dated as of November 8, 2012 (the “Indenture”), between AbbVie and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 1, dated as of November 8, 2012, between AbbVie and the Trustee.

“Existing Shire Indebtedness” means Indebtedness of Shire existing on the Closing Date.

“FATCA” means Sections 1471 through 1474 of the U.S. Internal Revenue Code, as of the date of this Agreement (or any amended or successor version of such Sections that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the U.S. Internal Revenue Code and any intergovernmental agreements between the United States and any other jurisdiction entered into in connection with the foregoing (including any treaty, law, regulation or other official guidance enacted in any other jurisdiction pursuant to any such intergovernmental agreement).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to JPMorgan Chase Bank, N.A. on such day on such transactions as determined by the Administrative Agent.

“GAAP” has the meaning specified in Section 1.03.

“General Meeting” means the extraordinary general meeting of the holders of Shire Shares (or any adjournment thereof) to be convened in connection with the implementation of a Scheme.

“Guaranteed Obligations” has the meaning specified in Section 8.01.

“Guarantor” means each of AbbVie and New Foreign HoldCo.

“Guaranty” has the meaning specified in Section 8.01.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as “hazardous” or “toxic” or as a “pollutant” or “contaminant” under any Environmental Law.

“HMRC DT Treaty Passport scheme” means the H.M. Revenue and Customs Double Taxation Treaty Passport scheme.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“IFRS” means the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (or any successor board or agency), as in effect on the date of the election, if any, by the Borrower to change GAAP to IFRS.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Information” has the meaning specified in Section 9.08.

“Initial Lender” has the meaning specified in the definition of “Lenders”.

“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurocurrency Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, as the applicable Borrower may, upon written notice received by the Administrative Agent not later than 11:00 A.M. (Local Time) on the third Business Day prior to the first day of such Interest Period (or on the Business Day prior to the first day of such Interest Period in the case of Advances denominated in Sterling), select; provided, however, that:

(a)                                 the Borrower may not select any Interest Period with respect to any Class that ends after the Maturity Date for such applicable Class;

(b)                                 Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration (it being understood that the Borrower shall be permitted to make multiple Borrowings consisting of Eurocurrency Rate Advances on the same date, each of which may be of different durations);

(c)                                  whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next succeeding calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(d)                                 whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Impacted Interest Period” has the meaning provided in the definition of “Eurocurrency Rate”.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Interpolated Rate” has the meaning specified in the definition of “Eurocurrency Rate”.

“Jersey Companies Law” means the Companies (Jersey) Law 1991.

“Judgment Currency” has the meaning set forth in Section 9.15.

“Lenders” means, collectively, (a) each bank, financial institution and other institutional lender listed on the signature pages hereof (each, an “Initial Lender”) and (b) each Eligible Assignee that shall become a party hereto pursuant to Section 9.07(a), (b) and (c).

“Lender Parties” has the meaning specified in Section 8.01.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means this Agreement and any notes entered into in connection herewith.

“Loan Party” means each of the Borrower and the Guarantors.

“Local Time” means, with respect to any extensions of credit hereunder denominated in Dollars, Chicago time, and with respect to any extensions of credit hereunder denominated in Sterling, London time.

“Long Stop Date” means July 31, 2015.

“Losses” has the meaning specified in Section 9.04(b).

“Mandatory Cancellation Event” means the occurrence of any of the following conditions or events:

(i)                           where the Shire Acquisition proceeds by way of a Scheme:

(a)                                 the Court Meeting is held (and not adjourned or otherwise postponed) to approve the Scheme at which a vote is held to approve the Scheme, but the Scheme is not so approved in accordance with Article 125(2) of the Jersey Companies Law by the requisite majority of the Scheme Shareholders at such Court Meeting;

(b)                                 the General Meeting is held (and not adjourned or otherwise postponed) to pass the Scheme Resolutions at which a vote is held on the Scheme Resolutions, but the Scheme Resolutions are not passed by the requisite majority of the shareholders of Shire at such General Meeting;

(c)                                  an application for the issuance of the Court Order is made to the Court (and not adjourned or otherwise postponed) but the Court (in its final judgment) refuses to grant the Court Order;

(d)                                 either the Scheme lapses or it is withdrawn with the consent of the Panel or by order of the Court;

(e)                                  a Court Order is issued but not filed with the Registrar within five Business Days of its issuance; or

(f)                                   the date which is 15 days after the Scheme Effective Date,

unless, in respect of paragraphs (a) to (e) inclusive above, for the purpose of switching from a Scheme to a Takeover Offer, within 5 Business Days of such event AbbVie or its Subsidiary has notified the Administrative Agent it intends to issue, and then within 10 Business Days after delivery of such notice does issue, an Offer Press Announcement and provides a copy to the Administrative Agent (in which case no Mandatory Cancellation Event shall have occurred);

(ii)                                  where the Shire Acquisition proceeds by way of a Takeover Offer:

(a)                                 such Takeover Offer lapses, terminates or is withdrawn with the consent of the Panel unless, for the purpose of switching from a Takeover Offer to a Scheme, within 5 Business Days of such event AbbVie or its Subsidiary has notified the Administrative Agent it intends to issue, and then within 10 Business Days after delivery of such notice does issue, a Press Release and provides a copy to the Administrative Agent (in which case no Mandatory Cancellation Event shall have occurred); or

(b)                                 the date which is six weeks after the date (or to the extent necessary to address a minority shareholder’s application to Court in protest thereof and written notice is provided to the Administrative Agent on or prior to the end of such initial six week period, twelve weeks after the date) that AbbVie NewCo or New Foreign HoldCo serves notice under Article 117 of the Jersey Companies Law to buy out minority shareholders,

(iii)                   the date upon which all payments made or to be made for Certain Funds Purposes have been paid in full in cleared funds; or

(iv)                  the Long Stop Date.

“Margin Stock” has the meaning provided in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operations of the Borrower or the Consolidated Group taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under this Agreement, taken as a whole, or (c) the ability of the Borrower or the Guarantors, taken as a whole, to perform its or their payment obligations under this Agreement.

“Maturity Date” means (i) in the case of Tranche 1 Advances and Tranche 2 Advances, the date that is 364 calendar days following the Closing Date, or, if the date that is 364 calendar days following the Closing Date is not a Business Day, the Business Day immediately preceding the date that is 364 calendar days following the Closing Date or (ii) in the case of Tranche 3 Advances, the date that is 60 calendar days following the Closing Date, or, if the date that is 60 calendar days following the Closing Date is not a Business Day, the Business Day immediately preceding the date that is 60 calendar days following the Closing Date.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereof).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means:

(a)                                 with respect to any Asset Sale, the excess, if any, of (i) the cash received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any Debt that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Advances), (B) the fees and expenses incurred by the Consolidated Group in connection therewith, (C) taxes paid or reasonably estimated to be payable by the Consolidated Group in connection with such transaction, and (D) the amount of reserves established by the Consolidated Group in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with GAAP, provided that if the amount of such reserves exceeds the amounts charged against such reserves, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds; provided that if no Event of Default exists and the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Consolidated Group’s intention to use any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair tangible or intangible assets useful in the business of the Consolidated Group or to acquire Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person engaged in a business of a type that the Consolidated Group would not be prohibited, pursuant to Section 5.02(d), from conducting, in each case within the Reinvestment Period, such portion of such proceeds shall not constitute Net Cash Proceeds except to the extent not, within the Reinvestment Period, so used;

(b)                                 with respect to the incurrence, issuance, offering or placement of Borrowed Debt, the excess, if any, of (i) cash received by the Consolidated Group in connection with such incurrence, issuance, offering or placement over (ii) the sum of (A) payments made to retire any Debt that is required to be repaid in connection with such issuance, offering or placement (other than Advances), and (B) the underwriting discounts and commissions and other fees and expenses incurred by the Consolidated Group in connection with such issuance, offering or placement; and

(c)                                  with respect to the issuance of Equity Interests, the excess of (i) the cash received in connection with such issuance over (ii) the underwriting discounts and commissions and other fees and expenses incurred by the Consolidate Group in connection with such issuance.

“New Foreign HoldCo” has the meaning set forth in the recitals hereto.

“New Senior Notes” has the meaning set forth in the recitals hereto.

“New Term Loan Facility” has the meaning set forth in the recitals hereto.

“New Term Loans” has the meaning set forth in the recitals hereto.

“Non-Consenting Lender” has the meaning specified in Section 9.01(b).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Notice” has the meaning specified in Section 9.02(d).

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“NPL” means the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Offer Documents” means the Takeover Offer Document and the Offer Press Announcement.

“Offer Press Announcement” means a press announcement released by or on behalf of AbbVie announcing that the Shire Acquisition is to be effected by a Takeover Offer and setting out the terms and conditions of the Takeover Offer.

“Offered Increase Amount” has the meaning specified in Section 2.18(a).

“Original Offer Press Announcement” has the meaning specified in Section 5.01(j)(i).

“Original Press Release” has the meaning specified in Section 5.01(j)(i).

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender’s having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” has the meaning specified in Section 2.14(b).

“Panel” means the Panel on Takeovers and Mergers.

“Participant Register” has the meaning specified in Section 9.07(e).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereto).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 5.01(i).

“Press Release” means a press announcement released by or on behalf of AbbVie announcing that the Shire Acquisition is to be effected by a Scheme and setting out the terms and conditions of the Scheme.

“Principal Domestic Property” means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, processing, research, warehousing or distribution located in the United States (excluding its territories and possessions and Puerto Rico) owned or leased by any member of the Consolidated Group the net book value of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Assets, other than any such building structure or other facility or portion of any thereof (a) which is an air or water pollution control facility financed by obligations issued by a State or local governmental unit or (b) which the Chief Executive Officer, any President, the Chief Financial Officer, the Controller or the Treasurer of the Borrower determines in good faith is not of material importance to the total business conducted, or assets owned, by the Consolidated Group taken as a whole.

“Pro Forma Financials” has the meaning provided in Section 3.02(g).

“Projections” means any projections and any forward looking statements (including statements with respect to booked business) of the Consolidated Group furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower prior to the Closing Date.

“Public Debt Rating” means, as of any date and subject to the provisions of the next succeeding sentence, the lowest rating that has been most recently announced by each of S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower.  For purposes of the foregoing:  (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Percentage and the Applicable Margin shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Percentage and the Applicable Margin shall be set in accordance with Level 7 under the definition of Applicable Percentage or Applicable Margin, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Percentage and the Applicable Margin shall be based upon the higher of such ratings, except that, in the event that the lower of such ratings is more than one level below the higher of such ratings, the Applicable Percentage and the Applicable Margin shall be based upon the level immediately above the lower of such ratings; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Public Lender” has the meaning set forth in Section 5.01.

“Quotation Day” means with respect to the applicable currency for any Interest Period, two Business Days prior to the first day of such Interest Period, unless market practice differs in the London interbank market for the applicable currency, in which case the Quotation Day shall be determined by the Administrative Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day shall be the last of those days), it being understood the Quotation Date for Sterling shall be the first day of such Interest Period.

“Recipient” has the meaning specified in Section 2.21.

“Reference Banks” means such banks as may be appointed by the Administrative Agent (and agreed by such bank) in consultation with the Borrower.

“Register” has the meaning specified in Section 9.07(d).

“Registrar” means the Registrar of Companies for Jersey.

“Reinvestment Period” means, with respect to any Net Cash Proceeds received in connection with any Asset Sale, the period of six months following the receipt of such Net Cash Proceeds; provided that, in the event that, during such six-month period, a member of the Consolidated Group enters into a binding commitment to reinvest any Net Cash Proceeds, the Reinvestment Period with respect to such Net Cash Proceeds shall be the period of 227 days following the receipt of such Net Cash Proceeds.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Party” has the meaning specified in Section 2.21.

“Removal Effective Date” has the meaning provided in Section 7.06(b).

“Required Lenders” means, at any time, Lenders holding more than 50% of the unused Commitments and aggregate outstanding principal amount of Advances at such time; provided that the Commitment of, and the Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reporting Entity” has the meaning specified in Section 5.01(i).

“Resignation Effective Date” has the meaning provided in Section 7.06(a).

“Responsible Officer” means, with respect to the Borrower, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Controller, any Assistant Treasurer, the Director, Capital Markets and Global Treasury Operations and the General Counsel of the Borrower (or other executive officer of the Borrower performing similar functions) or any other officer of the Borrower responsible for overseeing or reviewing compliance with this Agreement.

“Restricted Margin Stock” means Margin Stock owned by the Consolidated Group the value of which (determined as required under clause 2(i) of the definition of “Indirectly Secured” set forth in Regulation U) represents not more than 33% of the aggregate value (determined as required under clause (2)(i) of the definition of “Indirectly Secured” set forth in Regulation U), on a consolidated basis, of the property and assets of the Consolidated Group (excluding any Margin Stock) that is subject to the provisions of Section 5.02(a) or (b).

“S&P” means Standard & Poor’s Financial Services LLC (or any successor thereof).

“Sanctions” has the meaning specified in the definition of Embargoed Person.

“Scheme” means a scheme of arrangement under Article 125 of the Jersey Companies Law between Shire and the Scheme Shareholders pursuant to which AbbVie NewCo or New Foreign HoldCo will become the holder of all of the Scheme Shares in accordance with the Scheme Documents, subject to such changes and amendments to the extent not prohibited by the Loan Documents.

“Scheme Circular” means the document issued by or on behalf of Shire to shareholders of Shire setting out the terms and conditions of and an explanatory statement in relation to the Scheme, stating the recommendation of the Scheme Acquisition and the Scheme to the shareholders of Shire by the board of directors of Shire and setting out the notices of the Court Meeting and the General Meeting as such document may be amended from time to time to the extent such amendment is not prohibited by the Loan Documents.

“Scheme Documents” means the Press Release and the Scheme Circular.

“Scheme Effective Date” means the date on which the Court Order sanctioning the Scheme is duly delivered on behalf of Shire to the Registrar in accordance with Article 125(3) of the Jersey Companies Law.

“Scheme Resolutions” means the resolutions of the Shire Shareholders which are required to implement the Scheme and which are referred to and substantially in the form set out in the Scheme Circular and which are to be proposed at the General Meeting.

“Scheme Shareholders” means the registered holders of Scheme Shares at the relevant time.

“Scheme Shares” means the Shire Shares which are subject to the Scheme in accordance with its terms.

“Screen Rate” has the meaning set forth in the definition of “Eurocurrency Rate”.

“Shire” means Shire plc.

“Shire Acquisition” has the meaning set forth in the recitals hereto.

“Shire Group” has the meaning set forth in the definition of Certain Funds Default.

“Shire Shares” means all of the issued share capital of Shire other than two subscriber ordinary shares of £1.00 each.

“Significant Subsidiary” means any Subsidiary of the Reporting Entity that constitutes a “significant subsidiary” under Regulation S-X promulgated by the Securities and Exchange Commission, as in effect from time to time.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Sterling” and the “£” sign each means lawful currency of the United Kingdom.

“Sterling Equivalent” means, on any date, (a) with respect to any amount in Sterling, such amount, and (b) with respect to any amount in any currency other than Sterling, the equivalent in Sterling of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such currency at the time in effect pursuant to the provisions of such Section 1.05.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Supplier” has the meaning specified in Section 2.21.

“Takeover Offer” means a “takeover offer” within the meaning of Article 116(1) of the Jersey Companies Law proposed to be made by or on behalf of AbbVie NewCo or New Foreign HoldCo to acquire (directly or indirectly) Shire Shares, substantially on the terms and conditions set out in an Offer Press Announcement (as such offer may be amended in any way which is not prohibited by the terms of the Loan Documents).

“Takeover Offer Document” means the document issued by or on behalf of AbbVie NewCo or New Foreign HoldCo and dispatched to shareholders of Shire in respect of a Takeover Offer containing the terms and conditions of the Takeover Offer reflecting the Offer Press Announcement in all material respects as such document may be amended from time to time to the extent such amendment is not prohibited by the Loan Documents.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including back-up withholdings), assessments, fees or other like charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Tranche 1 Commitment” means as to any Lender, the commitment of such Lender to make an Advance pursuant to Section 2.01(a), as such commitment may be reduced from time to time pursuant to the terms hereof.  The initial amount of each Lender’s Tranche 1 Commitment is (a) the amount set forth in the column labeled “Tranche 1 Commitment” opposite such Lender’s name on Schedule I hereto, or (b) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d), as such amount may be reduced pursuant to Section 2.05.  As of the Effective Date, the aggregate amount of the Tranche 1 Commitments is £9,100,000,000 as such amount may be reduced in accordance with Section 2.05 or 6.01.

“Tranche 2 Commitment” means as to any Lender, the commitment of such Lender to make an Advance pursuant to Section 2.01(b), as such commitment may be reduced from time to time pursuant to the terms hereof.  The initial amount of each Lender’s Tranche 2 Commitment is (a) the amount set forth in the column labeled “Tranche 2 Commitment” opposite such Lender’s name on Schedule I hereto, or (b) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d), as such amount may be reduced pursuant to Section 2.05.  As of the Effective Date, the aggregate amount of the Tranche 2 Commitments is £3,200,000,000 as such amount may be reduced in accordance with Section 2.05 or 6.01.

“Tranche 3 Commitment” means as to any Lender, the commitment of such Lender to make an Advance pursuant to Section 2.01(c), as such commitment may be increased or reduced from time to time pursuant to the terms hereof.  The initial amount of each Lender’s Tranche 3 Commitment is (a) the amount set forth in the column labeled “Tranche 3 Commitment” opposite such Lender’s name on Schedule I hereto, or (b) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section

9.07(d), as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18.  As of the Effective Date, the aggregate amount of the Tranche 3 Commitments is £1,200,000,000 as such amount may be reduced in accordance with Section 2.05 or 6.01 and increased in accordance with Section 2.18.

“Transactions” has the meaning set forth in the recitals hereto.

“Trustee” has the meaning specified in the definition of “Existing Public Notes”.

“Tranche 1 Advance” means an advance by a Lender pursuant to its Tranche 1 Commitment to the Borrower as part of a Borrowing.

“Tranche 2 Advance” means an advance by a Lender pursuant to its Tranche 2 Commitment to the Borrower as part of a Borrowing.

“Tranche 3 Advance” means an advance by a Lender pursuant to its Tranche 3 Commitment to the Borrower as part of a Borrowing.

“Tranche 3 Commitment Increase Notice” has the meaning specified in Section 2.18(a).

“Type” refers to a Base Rate Advance or a Eurocurrency Rate Advance.

“UK Borrower” means any Borrower (i) that is organized, formed under the laws of or is a tax resident of the United Kingdom or (ii) payments from which under this Agreement or any other Loan Document are subject to withholding Taxes imposed by the laws of the United Kingdom.

“United States” and “U.S.” each means the United States of America.

“Unrestricted Margin Stock” means any Margin Stock owned by the Consolidated Group which is not Restricted Margin Stock.

“VAT” means:

(a)                                 any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)                                 any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Voting Stock” means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02                                      Computation of Time Periods.  In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “through and including” and each of the words “to” and “until” mean “to but excluding”.

SECTION 1.03                                      Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not specifically defined herein shall be construed in accordance with, and all financial data (including financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, generally accepted accounting principles as in effect in the United States from time to time (“GAAP”); provided that at any time after the Effective Date, the Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS, provided further that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP (it being agreed that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Term Facility Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof).  If at any time any change in GAAP (including as a result of an election by the Borrower to apply IFRS) would affect the calculation of any covenant set forth herein and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such covenant to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such covenant shall continue to be calculated in accordance with GAAP prior to such change and (ii) the Borrower shall provide to the Administrative Agent and the Lenders, concurrently with the delivery of any financial statements or reports with respect to such covenant, statements setting forth a reconciliation between calculations of such covenant made before and after giving effect to such change in GAAP.

SECTION 1.04                                      Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein and (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereto.

SECTION 1.05                                      Currency Translations.  The Administrative Agent shall determine the Sterling Equivalent of each Advance denominated in Dollars as of the date of the making of any Advance using the Exchange Rate for such currency in relation to Sterling in effect on the date that is three Business Days prior to such calculation date and such amount shall be used in calculating any applicable fees payable hereunder, the amount the applicable Commitments are reduced upon such Advance and other amounts to which the Sterling Equivalent applies pursuant to the terms hereof.

SECTION 1.06                                      Jersey Terms.  In each Loan Document, where it relates to a person incorporated or formed or having its centre of main interests in Jersey, a reference to:

(a)                                 a winding up, administration or dissolution includes, without limitation, bankruptcy (as that term is interpreted pursuant to Article 8 of the Interpretation (Jersey) Law 1954), any procedure or process referred to in Part 21 of the Jersey Companies Law, and any other similar proceedings affecting the rights of creditors generally under Jersey law, and shall be construed so as to include any equivalent or analogous proceedings;

(b)                                 a receiver, administrative receiver, administrator or the like includes, without limitation, the Viscount of the Royal Court of Jersey, autorisés or any other person performing the same function of each of the foregoing; and

(c)                                  Lien or a security interest includes, without limitation, any hypothèque whether conventional, judicial granted or arising by operation of law and any security interest created pursuant to the Security Interests (Jersey) Law 1983 or Security Interests (Jersey) Law 2012 and any related legislation.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01                                      The Advances.  Each Lender severally and not jointly agrees, on the terms and conditions hereinafter set forth (a) to make Tranche 1 Advances denominated in Sterling and/or Dollars to the Borrower from time to time on any Business Day during the Availability Period in an amount not to exceed such Lender’s outstanding Tranche 1 Commitment immediately prior to the making of the Tranche 1 Advance, (b) to make Tranche 2 Advances denominated in Sterling and/or Dollars to the Borrower from time to time on any Business Day during the Availability Period in an amount not to exceed such Lender’s outstanding Tranche 2 Commitment immediately prior to the making of the Tranche 2 Advance and (c) to make Tranche 3 Advances denominated in Sterling and/or Dollars to the Borrower from time to time on any Business Day during the Availability Period in an amount not to exceed such Lender’s outstanding Tranche 3 Commitment immediately prior to the making of the Tranche 3 Advance.  Each Borrowing shall be in an aggregate amount equal to the Borrowing Minimum or a Borrowing Multiple in excess thereof and shall consist of Advances of the same Type and Class made on the same day by the Lenders ratably according to their respective relevant Commitments.  Upon the making of any Advance by a Lender such Lender’s relevant Commitment will be permanently reduced by the Sterling Equivalent of the aggregate principal amount of such Advance.  The Borrower may prepay Advances pursuant to Section 2.10, provided that Advances may not be reborrowed once repaid.

SECTION 2.02                                      Making the Advances.  (a)  Each Borrowing shall be made on notice by the Borrower, given not later than (x) 9:00 A.M. (Local Time) on the third Business Day (or in the case of Advances denominated in Sterling, on the Business Day) prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances or (y) 9:00 A.M. (Chicago Time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or other electronic communication.  Each notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, including by telecopier (or other electronic communication) in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Borrowing (which shall be a Business Day), (ii) Type and Class of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, (iv) initial Interest Period for such Advance, if such Borrowing is to consist of Eurocurrency Rate Advances, and (v) account or accounts in which the proceeds of the Borrowing should be credited.  Each Lender shall, before 12:00 P.M. (London Time) in the case of Advances in Sterling and 11:00 A.M. (Chicago Time) in the case of Advances in Dollars on the date of such Borrowing make available for the account of its Applicable Lending Office to the Administrative Agent at the applicable Administrative Agent’s Office, in same day funds, such Lender’s ratable portion of such Borrowing.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower in immediately available funds to the account or accounts specified by the Borrower to the Administrative Agent in the Notice of Borrowing relating to the applicable Borrowing.

(b)                                 Anything in Section 2.02(a) to the contrary notwithstanding, (i) Advances denominated in Sterling may only be requested and maintained as Eurocurrency Rate Advances (subject to Section 2.12), (ii) the Borrower may not select Eurocurrency Rate Advances denominated in Dollars if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (iii) the Eurocurrency Rate Advances may not be outstanding as part of more than ten separate Borrowings.

(c)                                  Each Notice of Borrowing shall be irrevocable and binding on the applicable Borrower.  In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the applicable Borrower shall indemnify each Lender against any reasonable loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any reasonable loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that any Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to pay or to repay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is paid or repaid to the Administrative Agent, at (i) in the case of the Borrower, the higher of (A) the interest rate applicable at the time to Advances comprising such Borrowing and (B) the cost of funds incurred by the Administrative Agent in respect of such amount and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender shall pay to the Administrative Agent such corresponding principal amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes of this Agreement.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(e)                                  The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(f)                                   If any Lender makes available to the Administrative Agent funds for any Advance to be made by such Lender as provided herein, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to such Borrowing are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

SECTION 2.03                                      [Reserved].

SECTION 2.04                                      Fees.  (a)  Commitment Fee.  The Borrower agrees to pay to the Administrative Agent, for the account of each Lender (other than a Defaulting Lender for such time as such Lender is a Defaulting Lender), a non-refundable commitment fee from the Effective

Date and from time to time through and including the date of termination of the Commitments in full, at a rate per annum (x) equal to 0.10% until the receipt of a Public Debt Rating (after giving effect to the Acquisitions) and (y) thereafter, equal to the Applicable Percentage per annum, on the aggregate daily amount of such Lender’s Commitments during such period, such fee to be earned and payable in arrears quarterly on the last Business Day of each March, June, September and December, and on the date the Commitment terminates in full or is otherwise reduced to zero.

(b)                                 Duration Fee.  The Borrower will pay to the Administrative Agent for the account of each Lender (subject to Section 2.19(a)(ii)) a duration fee on each date set forth below in an amount equal to the percentage set forth opposite such date of the aggregate principal amount of Advances and undrawn Commitments held by such Lender on such date:

DATE	PERCENTAGE
90 days after the Closing Date	0.50%
180 days after the Closing Date	0.75%
270 days after the Closing Date	1.00%

(c)                                  Additional Fees.  The Borrower shall pay to the Administrative Agent and Arranger for their account (or that of their applicable Affiliate) such fees as may from time to time be agreed between any of the Consolidated Group and the Administrative Agent and/or Arranger.

(d)                                 Calculation of Commitment. For the avoidance of doubt, with respect to the definition of “Mandatory Cancellation Event” and the ability thereunder for the Borrower to provide notices and issue documents to facilitate a switch from a Scheme to a Takeover Offer and vice versa, the Commitment shall be deemed to be in effect until the end of the day on which the applicable notice or issuance is required to but does not occur for the purposes of calculating any fees under this Agreement or any fee letters related hereto.

SECTION 2.05                                      Termination or Reduction of the Commitments; Mandatory Prepayments.  (a)  Unless previously terminated, the Commitments shall terminate in full at 5:00 p.m. (Chicago Time) on the earlier of (i) the date on which all of the Certain Funds Purposes have been achieved without the making of any Advances and (ii) the date a Mandatory Cancellation Event occurs; provided that in any event the Tranche 1 Commitments and Tranche 2 Commitments shall terminate in full at 5:00 p.m. (Chicago Time) on the date that is 364 days after the Closing Date and the Tranche 3 Commitments shall terminate in full at 5:00 p.m. (Chicago Time) on the date that is 60 days after the Closing Date.  Additionally, each Lender’s Commitment will be permanently reduced upon such Lender making any Advance under such Commitment by an amount equal to the Sterling Equivalent of such Advance.  Any termination or reduction of the Commitments shall be permanent.

(b)                                 Ratable Reduction or Termination.  The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the unused portions of any Class of Commitments of the Lenders; provided that each partial reduction shall be in an aggregate amount of not less than £50,000,000 and an integral multiple of £5,000,000 in excess thereof (or at the Borrower’s option the Sterling Equivalent of $50,000,000 and $5,000,000 respectively); provided further that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be revoked by the Borrower if such condition is not satisfied.

(c)                                  Defaulting Lender Commitment Reductions.  The Borrower may terminate the unused amount of the Commitments of any Lender that is a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), it being understood that notwithstanding such Commitment termination, the provisions of Section 2.19(c) will continue to apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

(d)                                 Mandatory Prepayment.  First, any outstanding Advances of a Class shall be prepaid, and second, if any Commitments of a Class are outstanding and no Advances of such Class are outstanding on (or such Advances of such Class have been prepaid as of) the applicable date, the Commitments of such Class shall be reduced, in each case, on a Sterling-for-Sterling basis (with amounts received in non-Sterling currencies to be converted by the Borrower to Sterling for purposes of this calculation based upon foreign exchange rates actually received, in the case of a prepayment (or that would actually be received, in the case of a Commitment reduction) by the Borrower acting in good faith and in a commercially reasonable manner in consultation with the Administrative Agent) within three Business Days of (in the case of a prepayment of Advances) or on the date of (in the case of a reduction of Commitments) receipt by the Consolidated Group of any Net Cash Proceeds (or in the case of clause (i)(y) below, commitments) referred to in this paragraph (d):

(i)                                     (x) from 100.0% of the Net Cash Proceeds actually received by the Consolidated Group from the incurrence of Borrowed Debt by such entity (excluding (A) intercompany debt of such entities, (B) borrowings under AbbVie’s Existing Credit Agreement or any revolving facility in replacement thereof in an amount up to $4,000,000,000, (C) any other ordinary course borrowings under existing working capital or overdraft facilities, (D) issuances of commercial paper and refinancings thereof, (E) purchase money indebtedness incurred in the ordinary course of business, (F) indebtedness with respect to capital leases incurred in the ordinary course of business, (G) other Debt in an amount not to exceed $4,000,000,000 in the aggregate to the extent the Net Cash Proceeds of such indebtedness are utilized to refinance AbbVie’s Existing Public Notes and (H) other Debt in an amount not to exceed $3,000,000,000 in the aggregate) and (y) the aggregate amount of commitments received in respect of the New Term Loan Facility (provided the fully documented conditions to availability and drawing of the New Term Loan Facility are no more restrictive to the borrower thereunder than the conditions to availability and drawing the Advances);

(ii)                                  from 100.0% of the Net Cash Proceeds actually received from the issuance of any Equity Interests by the Consolidated Group (other than (A) issuances pursuant to employee stock plans or other benefit or employee incentive arrangements, (B) issuances among the Consolidated Group or (C) issuances in connection with the purchase price payable with respect to the Acquisitions); and

(iii)                               from 100.0% of the Net Cash Proceeds actually received by the Consolidated Group from Asset Sales outside the ordinary course of business (except for (A) Asset Sales between or among such entities and (B) Asset Sales, the Net Cash Proceeds of which do not exceed $20,000,000 in any single transaction or related series of transactions or $250,000,000 in the aggregate).

All mandatory prepayments or Commitment reductions (a) in respect of the issuance of senior notes and/or mandatorily convertible securities and/or hybrid equity or Equity Interests shall be applied first to Tranche 1 Advances and Tranche 1 Commitments, second to Tranche 2 Advances and Tranche 2 Commitments and third to Tranche 3 Advances and Tranche 3 Commitments, (b) in respect of the incurrence of New Term Loans shall be applied first to Tranche 2 Advances and Tranche 2 Commitments, second to Tranche 1 Advances and Tranche 1 Commitments and third to Tranche 3 Advances and Tranche 3 Commitments, and (c) in respect of other mandatory prepayments or commitment reductions described in this clause (d) shall be applied first ratably to Tranche 1 Advances and Tranche 1 Commitments and Tranche 2 Advances and Tranche 2 Commitments and second to Tranche 3 Advances and Tranche 3 Commitments.  All mandatory prepayments and Commitment reductions will be applied without penalty or premium (except for breakage costs and accrued interest, if any) and will be applied pro rata among the Lenders of the applicable Class of Advances (or, if applicable, Class of Commitments).  Mandatory prepayments of the Advances may not be reborrowed.

If the Net Cash Proceeds are received by any Person other than the Borrower, the Bridge Commitments shall only be reduced (or the Advances prepaid) to the extent that such Net Cash Proceeds can be immediately transferred to the Borrower (with such amount net of the costs and taxes associated therewith); it being understood that if such a restriction on transfer exists, upon such restriction ceasing to apply, the Commitments will be immediately reduced or, if applicable, the Advances will be repaid within three Business Days thereof, in the manner set forth above as if such Net Cash Proceeds were received by the Borrower on the date such restriction ceased to exist.

SECTION 2.06                                      Repayment of Advances.  The Borrower shall repay on the Maturity Date for the applicable Class to the Administrative Agent for the ratable account of the Lenders of such Class, the aggregate principal amount of all Advances under such Class made to the Borrower outstanding on such date.

SECTION 2.07                                      Interest on Advances.  (a)  Scheduled Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance made to it from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)                                     Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time and (B) the Applicable Margin, payable in arrears quarterly on the last Business Day of each March, June, September and December, during such periods and on the date the Advances are paid in full.

(ii)                                  Eurocurrency Rate Advances.  During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurocurrency Rate for such Interest Period for such Advance, and (B) the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

(b)                                 Default Interest.  Upon the occurrence and during the continuance of an Event of Default pursuant to Section 6.01(a), the Administrative Agent shall, upon the request of the Required Lenders, require the Borrower to pay interest (“Default Interest”), which amount shall accrue as of the date of occurrence of the Event of Default, on (i) amounts that are overdue, payable in arrears on the dates referred to in Section 2.07(a)(i) or 2.07(a)(ii), at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such overdue amount pursuant to Section 2.07(a)(i) or 2.07(a)(ii) and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to Section 2.07(a)(i), or in the case of amounts due in Sterling, at a rate for short term borrowings of Sterling determined in a customary manner in good faith by the Administrative Agent, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

(c)                                  Additional Interest on Eurocurrency Rate Advances.  The Borrower shall pay to each Lender, so long as and to the extent such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Advance of such Lender made to the Borrower that is a Eurocurrency Rate Advance, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (a) the Eurocurrency Rate for the applicable Interest Period for such Advance from (b) the rate obtained by dividing such Eurocurrency Rate by a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance.  Such Lender shall as soon as practicable provide notice to the Administrative Agent and the Borrower of any such additional interest arising in connection with such Advance, which notice shall be conclusive and binding, absent demonstrable error.

SECTION 2.08                                      Interest Rate Determination.  (a)  The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.07(a)(i) or 2.07(a)(ii).

(b)                                 If, with respect to any Eurocurrency Rate Advances, (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means (including, without limitation, by means of an

Interpolated Rate) do not exist for ascertaining the Eurocurrency Rate for such Interest Period or (ii) the Required Lenders notify the Administrative Agent that (x) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before (or in the case of Borrowings in Sterling, on the Business Day of) the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period or (y) the Eurocurrency Rate for any Interest Period for such Advances will not adequately and fairly reflect the cost to the Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) the Borrower will, on the last day of the then existing Interest Period therefor, either, in the case of Dollar denominated Advances, (w) prepay such Advances or (x) Convert such Advances into Base Rate Advances or, in the case of Sterling Denominated Advances, (y) prepay such Advances or (z) consent to the maintenance of such Advances at a rate for short term borrowings of Sterling determined in a customary manner in good faith by the Administrative Agent and (B) the obligation of the Lenders to make, or to Convert Dollar Denominated Advances into, Eurocurrency Rate Advances shall be suspended, and any applicable Sterling denominated Advances shall be made and maintained at a rate for short term borrowings of Sterling determined in a customary manner in good faith by the Administrative Agent, until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c)                                  If the Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances made to the Borrower in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Eurocurrency Rate Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances, or in the case of Eurocurrency Rate Advances denominated in Sterling, automatically Convert to a new Eurocurrency Rate Advance with an Interest Period of one month’s duration.

(d)                                 [reserved].

(e)                                  Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance denominated in Dollars will automatically, on the last day of the then existing Interest Period therefor, be Converted into a Base Rate Advance (unless the Required Lenders otherwise consent) and (ii) the obligation of the Lenders to make, or to Convert Dollar denominated Advances into, Eurocurrency Rate Advances shall be suspended.

SECTION 2.09                                      Optional Conversion of Advances.  Each Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 10:00 A.M. (Chicago Time) on the third Business Day prior to the date of the proposed Conversion (or in the case of a Conversion into Base Rate Advances, the Business Day prior) and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances denominated in Dollars made to the Borrower of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.01 and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b).  Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion (which shall be a Business Day), (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance.  Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.

SECTION 2.10                                      Optional Prepayments of Advances.  The Borrower may, upon written notice to the Administrative Agent stating the proposed date and aggregate principal amount of the proposed prepayment, given not later than 10:00 A.M. (Chicago Time) on the date (which date shall be a Business Day) of such proposed prepayment, in the case of a Borrowing consisting of Base Rate Advances, and not later than 10:00 A.M. (Local Time) at least two Business Days prior to the date of such proposed prepayment, in the case of a Borrowing consisting of Eurocurrency Rate Advances, and if such notice is given, the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing made to the Borrower in whole or ratably in part, and in the case of any Eurocurrency Rate Borrowing, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of the Borrowing Minimum or a Borrowing Multiple in excess thereof and (ii) if any prepayment of a Eurocurrency Rate Advance is made on a date other than the last day of an Interest Period for such Eurocurrency Rate Advance, the Borrower shall also pay any amount owing pursuant to Section 9.04(c); and provided, further, that, subject to clause (ii) of the immediately preceding proviso, any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be revoked by the Borrower if such condition is not satisfied.  Notwithstanding anything in this Agreement to the contrary, the Borrower shall not optionally prepay any Tranche 1 Advances or Tranche 2 Advances while any Tranche 3 Advances are outstanding.

SECTION 2.11                                      Increased Costs.  (a)  If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any directive, guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), in each case after the date hereof (or with respect to any Lender (or the Administrative Agent), if later, the date on which such Lender (or the Administrative Agent) becomes a Lender (or the Administrative Agent)), there shall be any increase in the cost to any Lender or the Administrative Agent of agreeing to make or making, funding or maintaining Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes as to which such Lender is indemnified under Section 2.14, (ii) Excluded Taxes, or (iii) Other Taxes), then the Borrower shall from time to time, upon demand by such Lender or the Administrative Agent (with a copy of such demand to the Administrative Agent, if applicable), pay to the Administrative Agent for the account of such Lender (or for its own account, if applicable) additional amounts sufficient to compensate such Lender or the Administrative Agent for such increased cost.  A certificate describing such increased costs in reasonable detail delivered to the Borrower shall be conclusive and binding for all purposes, absent demonstrable error.

(b)                                 If any Lender reasonably determines that compliance with any law or regulation or any directive, guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), in each case promulgated or given after the date hereof (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), affects or would affect the amount of capital, insurance or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital, insurance or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, the Borrower shall, from time to time upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital, insurance or liquidity to be allocable to the existence of such Lender’s Advances or commitment to lend hereunder.  A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent demonstrable error.

(c)                                  Notwithstanding anything in this Section 2.11 to the contrary, for purposes of this Section 2.11, (A) the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations issued thereunder or in connection therewith or in implementation thereof, and (B) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III) shall be deemed to have been enacted following the date hereof (or with respect to any Lender, if later, the date on which such Lender becomes a Lender); provided that no Lender shall demand compensation pursuant to this Section 2.11(c) unless such Lender is making corresponding demands on similarly situated borrowers in comparable credit facilities to which such Lender is a party.

SECTION 2.12              Illegality.  Notwithstanding any other provision of this Agreement, with respect to Dollar denominated Advances, (a) if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority, including without limitation, any agency of the European Union or similar monetary or multinational authority, asserts that it is unlawful, for such Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances or to fund or maintain Eurocurrency Rate Advances hereunder, (i) each Eurocurrency Rate Advance of such Lender will automatically, upon such notification, be Converted into a Base Rate Advance and (ii) the obligation of such Lender to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and such Lender that the circumstances causing such suspension no longer exist and (b) if Lenders constituting the Required Lenders so notify the Administrative Agent, (i) each Eurocurrency Rate Advance of each Lender will automatically, upon such notification, Convert into a Base Rate Advance and (ii) the obligation of each Lender to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and each Lender that the circumstances causing such suspension no longer exist.  Notwithstanding any other provision of this Agreement, if any of the circumstances set forth in clauses (a) or (b) above arise with respect to Advances denominated in Sterling, such Sterling denominated Advances shall be made or maintained, as applicable, at a rate for short term borrowings of Sterling determined in a customary manner in good faith by the Administrative Agent.

SECTION 2.13                                      Payments and Computations.  (a)  The Borrower shall make each payment required to be made by it under this Agreement not later than 11:00 A.M. (Local Time) on the day when due in Sterling (or (i) with respect to principal, interest or breakage indemnity due in respect of Advances denominated in Dollars, in Dollars and (ii) with respect to other payments required to be made pursuant to Section 2.11 or 9.04 that are invoiced in a currency other than Sterling shall be payable in the currency so invoiced) to the Administrative Agent at the applicable Administrative Agent’s Office in same day funds.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.02(c), 2.07(c), 2.11, 2.12(i) (or if applicable the last sentence of Section 2.12), 2.14, 2.15 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the assignor for amounts which have accrued to but excluding the effective date of such assignment and to the assignee for amounts which have accrued from and after the effective date of such assignment.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(b)                                 The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender by the Borrower is not made when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due, unless otherwise agreed between the Borrower and such Lender.

(c)                                  All computations of interest based on the Base Rate or with respect to any Advances denominated in Sterling shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate (other than determinations of the Base Rate made at any time by reference to the Federal Funds Rate), and of commitment fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or such fees are payable.  Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

(d)                                 Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(e)                                  Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent, following prompt notice thereof, forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate, or in the case of amounts in Sterling, at a rate for short term borrowings of Sterling determined in a customary manner in good faith by the Administrative Agent.

SECTION 2.14                                      Taxes.  (a)  Any and all payments by or on behalf of the Borrower under any Loan Document shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future Taxes, including levies, imposts, deductions, charges and withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent, (i) taxes imposed on (or measured by) its overall net income (however denominated), franchise taxes, and branch profits taxes, in each case only to the extent imposed by the jurisdiction under the laws of which such Lender or such Agent, as the case may be, is organized or any political subdivision thereof, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof or as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document), (ii) any branch profits Taxes imposed by the United States, (iii) backup withholding Tax imposed by the United States on payments by the Borrower to any Lender, (iv) any Tax that is imposed by the United States by reason of such recipient’s failure to comply with Section 2.14(f), (v) Jersey or United Kingdom withholding Tax pursuant to a law in effect at the time a Lender becomes a party to this Agreement (or designates a new Applicable Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to this Section 2.14, and (vi) any taxes imposed under FATCA, including as a result of such recipient’s failure to comply with Section 2.14(f)(iii) (all such excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments under any Loan Document being hereinafter referred to as “Excluded Taxes”).  If the Borrower shall be required by applicable law to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Lender or any Agent, (A) the Borrower shall make such deductions and (B) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If the Borrower shall be required by applicable law to deduct any Taxes other than

Excluded Taxes from or in respect of any sum payable under any Loan Document to any Lender or any Agent, the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made.

(b)                                 In addition, without duplication of any other obligation set forth in this Section 2.14, the Borrower agrees to pay any present or future stamp and documentary Taxes and any other excise or property Taxes, charges or similar levies that arise from any payment made by it under any Loan Document or from the execution, delivery or registration of, or performance under, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”), except to the extent such Other Taxes are Other Connection Taxes imposed solely as a result of an assignment or the designation of a new Applicable Lending Office.

(c)                                  Without duplication of any other obligation set forth in this Section 2.14, the Borrower shall indemnify each Lender and each Agent for the full amount of Taxes (other than Excluded Taxes) and Other Taxes (except to the extent such Other Taxes are Other Connection Taxes imposed solely as a result of an assignment or the designation of a new Applicable Lending Office) imposed on or paid by such Lender or such Agent, as the case may be, in respect of Advances made to the Borrower and any liability (including, without limitation, penalties, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date such Lender or such Agent, as the case may be, makes written demand therefor.

(d)                                 Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(e) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority.  A certificate describing in reasonable detail the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)                                  Within 30 days after the date of any payment of Taxes or Other Taxes for which the Borrower is responsible under this Section 2.14, the Borrower shall furnish to the Administrative Agent, at its address as specified pursuant to Section 9.02, the original or a certified copy of a receipt evidencing payment thereof.

(f)                                   (i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the

Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(iii) below) or the documentation set forth in Section 2.14(f)(ii) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  From time to time upon the request of the Borrower, each Lender and the Administrative Agent agrees to provide to the Borrower (and to periodically update) such documentation reasonably requested by the Borrower certifying that such Lender or the Administrative Agent, as the case may be, would not be subject to U.S. withholding tax (or would be subject to U.S. withholding tax at a reduced rate) if the Borrower were a U.S. corporation.

(iii)                               If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for the purposes of this clause 2.14(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)                                  In the event that an additional payment is made under Section 2.14(a) or 2.14(c) for the account of any Lender and such Lender, in its sole discretion exercised in good faith, determines that it has irrevocably received a refund of any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such refund, pay to the Borrower such amount as such Lender shall, in its reasonable discretion exercised in good faith, have determined is attributable to such deduction or withholding and will leave such Lender (after such payment) in no worse position than it would have been had the Borrower not been required to make such deduction or withholding.  Nothing contained in this Section 2.14(g) shall (i) interfere with the right of a

Lender to arrange its tax affairs in whatever manner it thinks fit or (ii) oblige any Lender to disclose any information relating to its tax returns, tax affairs or any computations in respect thereof or (iii) require any Lender to take or refrain from taking any action that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

(h)                                 Additional United Kingdom Withholding Tax Matters.

(i)                                     Subject to (ii) below, each Lender and each UK Borrower which makes a payment to such Lender shall cooperate in completing any procedural formalities necessary for such UK Borrower to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(ii)                                  (A)  A Lender on the Closing Date that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent; and

(B)  a Lender which becomes a Lender hereunder after the day on which this Agreement closes that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent, and

(C)  upon satisfying either clause (A) or (B) above, such Lender shall have satisfied its obligation under paragraph (h)(i) above.

(iii)                               If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (h)(ii) above, the UK Borrower(s) shall make a Borrower DTTP filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that, if:

(A)  each UK Borrower making a payment to such Lender has not made a Borrower DTTP Filing in respect of such Lender; or

(B)  each UK Borrower making a payment to such Lender has made a Borrower DTTP Filing in respect of such Lender but:

(1)  such Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(2)  HM Revenue & Customs has not given such UK Borrower authority to make payments to such Lender without a deduction for tax within 30 days of the date of such Borrower DTTP Filing;

and in each case, such UK Borrower has notified that Lender in writing of either (1) or (2) above, then such Lender and such UK Borrower shall cooperate in completing any additional procedural formalities necessary for such UK Borrower to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(iv)                              If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (h)(ii) above, no UK Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(v)                                 Each UK Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of such Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(vi)                              Each Lender shall notify the Borrower and Administrative Agent if it determines in its sole discretion that it ceases to be entitled to claim the benefits of an income tax treaty to which the United Kingdom is a party with respect to payments made by any UK Borrower hereunder.

(i)                                     Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(j)                                    For purposes of this Section 2.14, the term “applicable law” includes FATCA.

SECTION 2.15                                      Sharing of Payments, Etc.  Subject to Section 2.19 in the case of a Defaulting Lender, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.02(c), 2.07(c), 2.11, 2.12(a), 2.14 or 9.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the

Borrower in the amount of such participation.  The provisions of this Section 2.15 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant permitted hereunder.

SECTION 2.16                                      Use of Proceeds.  The proceeds of the Advances shall be available, and the Borrower agrees that it shall apply such proceeds, solely (i) towards Certain Funds Purposes and (ii) after the end of the Certain Funds Period, for dividends and distributions in a manner and amount previously disclosed to the Arranger.

SECTION 2.17                                      Evidence of Debt.  (a)  The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include (i) the date and amount of each Borrowing made hereunder by the Borrower, the Type and Class of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(b)                                 Entries made reasonably and in good faith by the Administrative Agent in the Register pursuant to subsection (a) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to each Lender under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit, expand or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.18                                      Increases in Tranche 3 Commitments.

(a)                                 In the event that the Borrower wishes to increase the aggregate Tranche 3 Commitments at any time, it shall notify the Administrative Agent in writing of the amount (the “Offered Increase Amount”) of such proposed increase (such notice, a “Tranche 3 Commitment Increase Notice”); provided that the aggregate amount of any such increase in Tranche 3 Commitments shall be at least £50,000,000 (or at the Borrower’s option the Sterling Equivalent of $50,000,000).  The Borrower may, at its election, and without the consent of any Lenders not participating in such increase, (i) offer one or more of the Lenders the opportunity to participate in all or a portion of the Offered Increase Amount pursuant to paragraph (b) below and/or (ii) with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), offer one or more additional banks, financial institutions or other entities the opportunity to participate in all or a portion of the Offered Increase Amount pursuant to paragraph (b) below.  Each Tranche 3 Commitment Increase Notice shall specify which Lenders and/or banks, financial institutions or other entities the Borrower desires to participate in such Tranche 3 Commitment increase.  The Administrative Agent will notify such Lenders and/or banks, financial institutions or other entities of such offer.  Any such increase in the aggregate Tranche 3 Commitments shall be subject to the satisfaction of the following conditions at the time such increase becomes effective: (i) the Closing Date having not occurred, (ii) no Default or Event of Default shall have occurred and be continuing and (iii) all the representations and warranties set forth in Article IV (to the extent applicable at such time) shall be true and correct in all material respects (or if qualified by materiality, in all respects).

(b)                                 Any Lender, additional bank, financial institution or other entity which elects to increase its Tranche 3 Commitments hereunder or become a party to this Agreement and provide additional Tranche 3 Commitments pursuant to Section 2.18(a) shall execute an incremental joinder agreement with the Loan Parties and the Administrative Agent in form and substance reasonably satisfactory to the Borrower and the Administrative Agent, whereupon such bank, financial institution or other entity shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and Schedule I shall automatically be deemed to be amended to add the name, if applicable, and Tranche 3 Commitment of such new or increasing Lender.  The Administrative Agent is authorized, with the consent of the Borrower but without the consent of any Lenders, to modify this agreement to reflect the increase of the Tranche 3 Commitments pursuant to this Section 2.18.

(c)                                  Notwithstanding anything to the contrary in this Section 2.18, (i) in no event shall the aggregate increase in Tranche 3 Commitments under this Section 2.18 exceed $2,000,000,000 and (ii) no Lender shall have any obligation to increase its Tranche 3 Commitment unless it agrees to do so in its sole discretion.

SECTION 2.19                                      Defaulting Lenders.

(a)                                 Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender (it being understood that the determination of whether a Lender is no longer a Defaulting Lender shall be made as described in Section 2.19(b)):

(i)                                     such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.04(a);

(ii)                                  such Defaulting Lender will not be entitled to any fees accruing under Section 2.04(b) to the extent it is a Defaulting Lender on the date such fee would otherwise be payable and such fee would be attributable to its Commitment (for the avoidance of doubt fees attributable to funded Advances shall be payable);

(iii)                               to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder, and the Commitment and the outstanding Advances of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender; and

(iv)                              the Borrower may, at its sole expense and effort, require such Defaulting Lender to assign and delegate its interests, rights and obligations under this Agreement pursuant to Section 9.07.

(b)                                 If the Borrower and the Administrative Agent agree in writing in their discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c)                                  Any payment of principal, interest, fees or other amounts received by the Administrative Agent hereunder for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6.01 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; third, as the Borrower may request, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or otherwise pursuant to this Section 2.19(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

SECTION 2.20              Mitigation.  (a)  Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge that will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Borrower to pay any amount pursuant to Section 2.11 or 2.14 or (ii) the occurrence of any circumstance described in Section 2.12 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Borrower and the Administrative Agent).  In furtherance of the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Borrower of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Lender’s good faith judgment, be otherwise disadvantageous to such Lender.

(b)                                 Notwithstanding any other provision of this Agreement, if any Lender fails to notify the Borrower of any event or circumstance which will entitle such Lender to compensation pursuant to Section 2.11 within 180 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Borrower for any amount arising prior to the date which is 180 days before the date on which such Lender notifies the Borrower of such event or circumstance.

SECTION 2.21                                      VAT.  Notwithstanding anything in Section 2.14 to the contrary:

(a)                                 All amounts expressed to be payable under a Loan Document by any Loan Party to a Lender Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Lender Party to any Loan Party under a Loan Document and such Lender Party is required to account to the relevant tax authority for the VAT, that Loan Party must pay to such Lender Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender Party must promptly provide an appropriate VAT invoice to that Loan Party).

(b)                                 If VAT is or becomes chargeable on any supply made by any Lender Party (the “Supplier”) to any other Lender Party (the “Recipient”) under a Loan Document, and any Loan Party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)                                     (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT.  The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)                                  (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)                                  Where a Loan Document requires any Loan Party to reimburse or indemnify a Lender Party for any cost or expense, that Loan Party shall reimburse or indemnify (as the case may be) such Lender Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)                                 Any reference in this Section 2.21 to any Loan Party shall, at any time when such Loan Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994) .

(e)                                  In relation to any supply made by a Lender Party to any Loan Party under a Loan Document, if reasonably requested by such Lender Party, that Loan Party must promptly provide such Lender Party with details of that Loan Party’s VAT registration and such other information as is reasonably requested in connection with such Lender Party’s VAT reporting requirements in relation to such supply.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01                                      Conditions Precedent to Effective Date.  This Agreement shall become effective on and as of the first date on which the following conditions precedent have been satisfied (with the Administrative Agent acting reasonably in assessing whether the conditions precedent are satisfactory) (or waived in accordance with Section 9.01):

(a)                                 The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and the other Loan Documents signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include .pdf or facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                                 All fees and other amounts then due and payable by the Consolidated Group to the Administrative Agent, the Arranger and the Lenders under the Loan Documents or pursuant to any fee or similar letters relating to the Loan Documents shall be paid, to the extent invoiced by the relevant person at least one Business Day prior to the Effective Date and to the extent such amounts are payable on or prior to the Effective Date.

(c)                                  On the Effective Date, the Borrower and the Consolidated Group shall have sufficient Designated Cash to consummate the Transactions evidenced by a certificate of the Borrower, dated the Effective Date and delivered to the Administrative Agent, to such effect.

(d)                                 The Administrative Agent shall have received on or before the Effective Date, each dated on or about such date:

(i)                                     Certified copies of the resolutions or similar authorizing documentation of the governing bodies of each of the Borrower and each Guarantor authorizing the Transactions and such Person to enter into and perform its obligations under the Loan Documents to which it is a party;

(ii)                                  A good standing certificate or similar certificate dated a date reasonably close to the Effective Date from the jurisdiction of formation of the Borrower and each Guarantor, but only where such concept is applicable;

(iii)                               A customary certificate of the Borrower and each Guarantor certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered by it hereunder; and

(iv)                              A favorable opinion letter of (i) Skadden, Arps, Slate, Meagher & Flom LLP and (ii) Ogier Legal, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(e)                                  The Administrative Agent shall have received a copy, certified by the Borrower, of a draft of the Press Release or Offer Press Announcement (as applicable, depending upon whether it is proposed to effect the Shire Acquisition by way of a Scheme or Takeover Offer) in the form in which it is proposed to be issued.

(f)                                   The Administrative Agent shall have received, at least 3 Business Days prior to the Effective Date, so long as requested no less than 10 Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case relating to AbbVie and its Subsidiaries, including the Borrower.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date in writing promptly upon such conditions precedent being satisfied (or waived in accordance with Section 9.01), and such notice shall be conclusive and binding.

SECTION 3.02                                      Conditions Precedent to Closing Date.  The obligation of each Lender to make an Advance on the Closing Date is subject to the satisfaction (or waiver in accordance with Section 9.01) of the following conditions:

(a)                                 The Effective Date shall have occurred.

(b)                                 If the Shire Acquisition is effected by way of a Scheme, the Administrative Agent shall have received:

(i)                                     a certificate of the Borrower signed by a director certifying:

(1)                                 the date on which the Scheme Circular was posted to the shareholders of Shire;

(2)                                 the date on which the Court has sanctioned the Scheme and that the Court Order has been duly delivered to the Registrar in accordance with Article 125(3) of the Jersey Companies Law;

(3)                                 as to the satisfaction of each condition set forth in clauses (d), (e) (to the extent relating to the Scheme), (f) and (i) (to the extent relating to the Scheme) below; and

(4)                                 each copy of the documents specified in paragraphs (ii) and (iii) below is correct and complete and has not been amended or superseded on or prior to the Closing Date, except to the extent such changes thereto have been required pursuant to the City Code or required by the Panel or to the extent not prohibited by the Loan Documents; and

(ii)                                  a copy of the Scheme Circular which is consistent in all material respects with the terms and conditions in the Press Release and the Scheme Resolutions, in each case, except to the extent changes thereto have been required pursuant to the City Code or required by the Panel or by a court of competent jurisdiction or are not prohibited by the Loan Documents.

(c)                                  If the Shire Acquisition is effected by way of a Takeover Offer, the Administrative Agent shall have received:

(i)                                     a certificate of the Borrower signed by a director certifying:

(1)                                 the date on which the Takeover Offer Document was posted to the shareholders of Shire;

(2)                                 as to the satisfaction of each condition set forth in clauses (d), (e) (to the extent relating to the Takeover Offer), (f) and (i) (to the extent relating to the Takeover Offer) below;

(3)                                 each copy of the documents specified in paragraph (ii) below is correct and complete and has not been amended or superseded on or prior to the Closing Date, except to the extent such changes thereto have been required pursuant to the City Code or required by the Panel or are not prohibited by the Loan Documents; and

(4)                                 that the Takeover Offer has been declared unconditional in all respects without any material amendment, modification or waiver of the conditions to the Takeover Offer or of the Acceptance Condition except to the extent not prohibited by the Loan Documents.

(ii)                                  a copy of the Takeover Offer Document which is consistent in all material respects with the terms and conditions in the Offer Press Announcement,

except to the extent changes thereto have been required pursuant to the City Code or required by the Panel or are permitted under the Loan Documents.

(d)                                 On the date of the applicable borrowing request and on the proposed date of such borrowing (x) no Certain Funds Default is continuing or would result from the proposed Borrowing and (y) all the Certain Funds Representations are true or, if a Certain Funds Representation does not include a materiality concept, true in all material respects.

(e)                                  Where the Shire Acquisition is to be implemented by way of a Scheme, each of the Shire Acquisition and the Company Merger shall have been, or substantially concurrently with the occurrence of the Closing Date shall be, consummated in the case of the Shire Acquisition in all material respects in accordance with the terms and conditions of the Scheme Documents (it being understood that substantially concurrently shall include the payment for Scheme Shares being made and the Company Merger being consummated no more than two Business Days after the initial Advance hereunder) or, where the Shire Acquisition is to be implemented by way of a Takeover Offer, the Takeover Offer shall have become unconditional in accordance with the terms of the Offer Document and the shares in AbbVie NewCo to be issued to the Shire shareholders pursuant to the terms of the Takeover Offer have been issued and the former Shire shareholders have been registered as the owner of such shares in the register of members of AbbVie NewCo (as applicable) and as promptly as reasonably practicable thereafter the Company Merger shall be consummated, in each case, without giving effect to (and there shall not have been) any modifications, amendments, consents, requests or waivers by the Borrower (or its applicable affiliate) thereunder that are materially adverse to the interests of the Lenders, without the prior written consent of the Administrative Agent, except, in each case, to the extent such modifications, amendments, consents, requests or waivers have been required pursuant to the City Code or the Panel or are not prohibited by the Loan Documents.

(f)                                   All fees and other amounts due and payable by the Borrower, AbbVie and their Subsidiaries to the Arranger, the Administrative Agent and the Lenders under the Loan Documents or pursuant to any fee or similar letters relating to the Loan Documents shall be paid, to the extent invoiced at least one Business Day prior to the Closing Date by the relevant person and to the extent such amounts are payable on or prior to the Closing Date.  The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02.

(g)                                  The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of AbbVie NewCo and its Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) (the “Pro Forma Financials”), it being acknowledged that neither the Administrative Agent nor any Lender shall have any approval right as regards the form or contents of the Pro Forma Financials).

(h)                                 It is not illegal for any Lender to lend and there is no injunction, restraining order or equivalent prohibiting any Lender from lending its portion of the Advances or restricting the application of the proceeds thereof.

(i)                                     After giving effect to the consummation of the Scheme, or if the Shire Acquisition is implemented by way of a Takeover Offer after giving effect to the initial purchase of Shire Shares pursuant to the Takeover Offer, immediately after the Company Merger, the holders of Shire Shares immediately prior to the effectiveness of such Scheme or purchase pursuant to such Takeover Offer shall own equity interests in AbbVie NewCo representing more than 20.0% of both the voting interests of and value of AbbVie NewCo.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date as soon as practicable upon its occurrence, and such notice shall be conclusive and binding.

SECTION 3.03                                      Conditions to Advances after the Closing Date.  The obligation of each Lender to make an Advance on any date after the Closing Date and during the Availability Period is subject to the satisfaction (or waiver in accordance with Section 9.01) of the following conditions:

(a)                                 Each of the Effective Date and the Closing Date shall have occurred.

(b)                                 The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02.

(c)                                  On the date of the applicable borrowing request and on the proposed date of such borrowing (i) no Certain Funds Default is continuing or would result from the proposed Borrowing and (ii) all the Certain Funds Representations are true or, if a Certain Funds Representation does not include a materiality concept, true in all material respects.

(d)                                 All fees and other amounts due and payable by the Borrower, AbbVie and their Subsidiaries to the Arranger, the Administrative Agent and the Lenders under the Loan Documents or pursuant to any fee or similar letters relating to the Loan Documents shall be paid to the extent invoiced at least two Business Days prior to the date of the Advance by the relevant person.

(e)                                  It is not illegal for any Lender to lend and there is no injunction, restraining order or equivalent prohibiting any Lender from lending its portion of the Advances or restricting the application of the proceeds thereof.

SECTION 3.04                                      Actions by Lenders During the Certain Funds Period.

During the Certain Funds Period and notwithstanding (i) any provision to the contrary in the Loan Documents or (ii) that any condition set out in Sections 3.01, 3.02 or 3.03 may subsequently be determined to not have been satisfied or any representation given was incorrect in any material respect, none of the Lenders nor the Agent shall, unless a Certain Funds Default has occurred and is continuing or would result from a proposed borrowing or a Certain Funds Representation remains incorrect or, if a Certain Funds Representation does not include a materiality concept, incorrect in any material respect, be entitled to:

(i)                                     cancel any of its Commitments;

(ii)                                  rescind, terminate or cancel the Loan Documents or the Commitments or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent or limit (A) the making of an Advance for Certain Funds Purposes or (B) the application of amounts standing to the credit of an Escrow Account for Certain Funds Purposes;

(iii)                               refuse to participate in the making of an Advance for Certain Funds Purposes unless the conditions set forth in Section 3.02 or 3.03, as applicable, have not been satisfied;

(iv)                              exercise any right of set-off or counterclaim in respect of an Advance to the extent to do so would prevent or limit (A) the making of an Advance for Certain Funds Purposes or (B) the application of amounts standing to the credit of an Escrow Account for Certain Funds Purposes; or

(v)                                 cancel, accelerate or cause repayment or prepayment of any amounts owing under any Loan Document to the extent to do so would prevent or limit (A) the making of an Advance for Certain Funds Purposes or (B) the application of amounts standing to the credit of an Escrow Account for Certain Funds Purposes;

provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Lenders and the Agent notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01                                      Representations and Warranties.  Each Loan Party represents and warrants on the Effective Date and the date of the making of each Advance (it being understood the conditions to the Effective Date are solely those set out in Section 3.01 and the conditions to each Advance are solely those set out in Sections 3.02 and 3.03, as applicable) as follows:

(a)                                 Each Loan Party is duly organized, validly existing and in good standing (to the extent that such concept exists) under the laws of its jurisdiction of organization.

(b)                                 The execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party, and the consummation of the transactions (including the Transactions) contemplated hereby and thereby, (i) are within such Loan Party’s organizational powers, (ii) have been duly authorized by all necessary organizational action, (iii) do not contravene (A) such Loan Party’s charter or by-laws or other organizational documents or (B) any law, regulation or contractual restriction binding on or affecting such Loan Party and (iv) will not result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the

Consolidated Group (other than Liens created or required to be created pursuant to the terms hereof), except, in the case of clause (iii)(B) and (iv), as would not be reasonably expected to have a Material Adverse Effect.

(c)                                  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower and each Guarantor of this Agreement and the consummation of the transactions (including the Transactions) contemplated hereby, other than the Panel, as directed by the Panel pursuant to the requirements of the City Code, anti-trust regulators, as directed by anti-trust regulators, as contemplated by the Scheme Documents or (as the case may be) the Takeover Offer Documents or as is obtained by the time required.

(d)                                 This Agreement and the other Loan Documents have been duly executed and delivered by the Loan Parties party thereto. This Agreement and the other Loan Documents are legal, valid and binding obligations of the Loan Parties party thereto, enforceable against such Loan Parties in accordance with its terms, except as affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(e)                                  Each of the financial statements delivered pursuant to Section 3.01(g) (to the Borrower’s knowledge with respect to the financial statements of Shire) present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of AbbVie and Shire, as applicable, and their respective consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, except as may be indicated in the notes thereto and subject to year-end audit adjustments and the absence of footnotes in the case of unaudited financial statements.

(f)                                   There is no action, suit, investigation, litigation or proceeding (including, without limitation, any Environmental Action), affecting the Consolidated Group pending or, to the knowledge of the Borrower, threatened before any court, governmental agency or arbitrator that would reasonably be expected to be adversely determined, and if so determined, (a) would reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Consolidated Group taken as a whole (other than the litigation set forth on Schedule 4.01(f) attached hereto) or (b) would adversely affect the legality, validity and enforceability of any material provision of this Agreement in any material respect.

(g)                                  Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets of the Borrower and of the Consolidated Group, on a Consolidated basis, subject to the provisions of Section 5.02(a) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(h)                                 All written information (other than the Projections) concerning the Borrower, Shire, AbbVie and their Subsidiaries and the transactions contemplated hereby or otherwise prepared by or on behalf of AbbVie or the Borrower and their Subsidiaries and furnished to the Agents or the Lenders in connection with the negotiation of, or pursuant to the terms of, this Agreement when taken as a whole (and with respect to information regarding the Shire Group, to the Borrower’s knowledge), was true and correct in all material respects as of the date when furnished by such Person to the Agents or the Lenders and did not, taken as a whole, when so furnished contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not misleading in light of the circumstances under which such statements were made. The Projections and estimates and information of a general economic nature prepared by or on behalf of AbbVie, the Borrower or their Subsidiaries and that have been furnished by such Person to any Lenders or the Administrative Agent in connection with the transactions contemplated hereby have been prepared in good faith based upon assumptions believed by such Person to be reasonable as of the date of such Projections (it being understood that actual results may vary materially from the Projections).

(i)                                     No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which would reasonably be expected to have a Material Adverse Effect.

(j)                                    As of the last annual actuarial valuation date prior to the Effective Date, the AbbVie Pension Plan was not in at-risk status (as defined in Section 430(i)(4) of the Internal Revenue Code) and no other Plan was in at-risk status (as defined in Section 430(i)(4) of the Internal Revenue Code), and since such annual actuarial valuation date there has been no material adverse change in the funding status of any Plan that would reasonably be expected to cause such Plan to be in at-risk status (as defined in Section 430(i)(4) of the Internal Revenue Code).

(k)                                 Neither the Borrower nor any ERISA Affiliate (i) is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan or has incurred any such Withdrawal Liability that has not been satisfied in full or (ii) has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or “critical’ status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA), and no such Multiemployer Plan is reasonably expected to be in reorganization, insolvent or in “endangered” or “critical” status.

(l)                                     (i) The operations and properties of the Consolidated Group comply in all respects with all applicable Environmental Laws and Environmental Permits except to the extent that the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (ii) all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without any ongoing obligations or costs except to the extent that such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and (iii) no circumstances exist that would be reasonably expected to (A) form the basis of an Environmental Action against a member of the Consolidated Group or any of its properties that, either individually or in the aggregate, would have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that, either individually or in the aggregate, would have a Material Adverse Effect.

(m)                             (i) None of the properties currently or formerly owned or operated by a member of the Consolidated Group is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or, to the best knowledge of the Borrower, is adjacent to any such property other than such properties of a member of the Consolidated Group that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (ii) there are no, and never have been any, underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any property currently owned or operated by any member of the Consolidated Group or, to the best knowledge of the Borrower, on any property formerly owned or operated by a member of the Consolidated Group that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by a member of the Consolidated Group that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by a member of the Consolidated Group or, to the best knowledge of the Borrower, on any adjoining property that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(n)                                 No member of the Consolidated Group is undertaking, and no member of the Consolidated Group has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by a member of the Consolidated Group have been disposed of in a manner that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(o)                                 No member of the Consolidated Group is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” (each as defined in the Investment Company Act of 1940, as amended).  Neither the making of any Advances nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(p)                                 The Advances and all related obligations of the Loan Parties under this Agreement (including the Guaranty) rank pari passu with all other unsecured obligations of the Loan Parties that are not, by their terms, expressly subordinate to the obligations of the Loan Parties hereunder.

(q)                                 The proceeds of the Advances will be used in accordance with Section 2.16.

(r)                                    No member of the Consolidated Group or any of their respective officers or directors (a) have violated or is in violation of, in any material respects, or has engaged in any conduct or dealings that would be sanctionable under any applicable material anti-money laundering law or any Sanctions or (b) is an Embargoed Person; provided that if any member of the Consolidated Group (other than the Borrower) becomes an Embargoed Person pursuant to clause (b)(iii) of the definition thereof as a result of a country or territory becoming subject to any applicable Sanctions program after the Effective Date, such Person shall not be an Embargoed Person so long as (x) the Borrower is taking reasonable steps to either obtain an appropriate license for transacting business in such country or territory or to cause such Person to no longer reside, be organized or chartered or have a place of business in such country or territory and (y) such Person’s residing, being organized or chartered or having a place of business in such country or territory would not be reasonably expected to have Material Adverse Effect.  The Consolidated Group have adopted and maintain policies and procedures designed to ensure compliance and are reasonably expected to continue to ensure compliance with Sanctions.

(s)                                   No member of the Consolidated Group is in violation, in any material respects, of any applicable law, relating to anti-corruption (including the FCPA, the United Kingdom Bribery Act of 2010 and the Corruption (Jersey) Law 2006) (“Anti-Corruption Laws”) or counter-terrorism (including United States Executive Order No. 13224 on Terrorist Financing, effective September 24, 2011, the USA PATRIOT ACT, the United Kingdom Terrorism Act of 2000, the United Kingdom Anti-Terrorism, Crime and Security Act of 2011, the United Kingdom Terrorism (United Nations Measures) Order of 2006, the United Kingdom Terrorism (United Nations Measures) Order of 2009, the United Kingdom Terrorist Asset-Freezing etc. Act of 2010 and Terrorism (Jersey) Law 2002).  The Consolidated Group have adopted and maintain policies and procedures designed to ensure compliance and are reasonably expected to continue to ensure compliance with Anti-Corruption Laws.

(t)                                    The Borrower has delivered to the Administrative Agent a complete and correct copy of the Scheme Documents (if and when issued) or, as the case may be, the Offer Documents (if and when issued), including all schedules and exhibits thereto.  The release of the Offer Press Announcement and the posting of the Takeover Offer Documents if a Takeover Offer is pursued has been or will be, prior to their release or posting (as the case may be) duly authorized by AbbVie NewCo.  Each of the obligations of AbbVie NewCo under the Takeover Offer Documents is or will be, when entered into and delivered, the legal, valid and binding obligation of AbbVie NewCo, enforceable against such Persons in accordance with its terms in each case, except as may be limited by (i) bankruptcy, insolvency, examination or other similar laws affecting the rights and remedies of creditors generally and (ii) general principals of equity.

(u)                                 The Press Release and the Scheme Circular (in each case if and when issued) when taken as a whole:  (i) except for the information that relates to Shire or the Shire Group, do not (or will not if and when issued) contain (to the best of its knowledge and belief (having taken all reasonable care to ensure that such is the case)) any statements which are not in accordance with the facts, or where appropriate, do not omit anything likely to affect the import of such information and (ii) contain all the material terms of the Scheme.

(v)                                 If the Shire Acquisition is effected by way of a Scheme, each of the Scheme Documents complies in all material respects with the Jersey Companies Law and the City Code, subject to any applicable waivers by or requirements of the Panel.

ARTICLE V

COVENANTS

SECTION 5.01                                      Affirmative Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Loan Parties will:

(a)                                 Compliance with Laws, Etc.  Comply, and cause each member of the Consolidated Group to comply, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, compliance with ERISA and Environmental Laws), except to the extent that the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Payment of Taxes, Etc.  Pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon a member of the Consolidated Group or upon the income, profits or property of a member of the Consolidated Group, in each case except to the extent that (i) the amount, applicability or validity thereof is being contested in good faith and by proper proceedings or (ii) the failure to pay such taxes, assessments and charges, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c)                                  Maintenance of Insurance.  Maintain, and cause each member of the Consolidated Group to maintain, insurance with responsible and reputable insurance companies or associations (or pursuant to self-insurance arrangements) in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which any member of the Consolidated Group operates.

(d)                                 Preservation of Existence, Etc.  Do, or cause to be done, all things necessary to preserve and keep in full force and effect its (i) existence and (ii) rights (charter and statutory) and franchises; provided, however, that any Loan Party may consummate any merger or consolidation permitted under Section 5.02(b); and provided further that no Loan Party shall be required to preserve any such right or franchise if the management of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Loan Party and that the loss thereof is not disadvantageous in any material respect to the Lenders.

(e)                                  Visitation Rights.  At any reasonable time and from time to time during normal business hours (but not more than once annually if no Event of Default has occurred and is continuing), upon reasonable notice to the Borrower, permit the Administrative Agent or any of the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account, and visit the properties, of the Consolidated Group, and to discuss the affairs, finances and accounts of the Consolidated Group with any of the members of the senior treasury staff of the Borrower or any other Loan Party.

(f)                                   Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Consolidated Group sufficient to permit the preparation of financial statements in accordance with GAAP.

(g)                                  Maintenance of Properties, Etc.  Cause all of its properties that are used or useful in the conduct of its business or the business of any member of the Consolidated Group to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(h)                                 Transactions with Affiliates.  Conduct, and cause each member of the Consolidated Group to conduct, all material transactions otherwise permitted under this Agreement with any of their Affiliates (excluding the members of the Consolidated Group) on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided that the provisions of this Section 5.01(h) shall not apply to the following:

(i)                                     the payment of dividends or other distributions (whether in cash, securities or other property) with respect to any Equity Interests in a member of the Consolidated Group, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Person or any option, warrant or other right to acquire any such Equity Interests in such Person;

(ii)                                  payment of, or other consideration in respect of, compensation to, the making of loans to and payment of fees and expenses of and indemnities to officers, directors, employees or consultants of a member of the Consolidated

Group and payment, or other consideration in respect of, directors’ and officers’ indemnities;

(iii)                               transactions pursuant to any agreement to which a member of the Consolidated Group is a party on the date hereof and set forth on Schedule 5.01(h);

(iv)                              transactions with joint ventures for the purchase or sale of property or other assets and services entered into in the ordinary course of business and in a manner consistent with past practices;

(v)                                 transactions ancillary to or in connection with the Transactions;

(vi)                              transactions approved by a majority of Disinterested Directors of the Borrower or of the relevant member of the Consolidated Group in good faith; or

(vii)                           any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the board of directors of the Borrower (or the board of directors of the relevant member of the Consolidated Group) from an accounting, appraisal or investment banking firm that is (a) in the good faith determination of the Borrower qualified to render such letter and (b) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or the relevant member of the Consolidated Group, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

(i)                                     Reporting Requirements.  Furnish to the Administrative Agent for further distribution to the Lenders:

(i)                                     as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of AbbVie (or after the Company Merger, AbbVie NewCo, as applicable the “Reporting Entity”), a Consolidated balance sheet of the Consolidated Group as of the end of such quarter and Consolidated statements of income and cash flows of the Consolidated Group for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by the Chief Financial Officer, the Controller or the Treasurer of Reporting Entity as having been prepared in accordance with GAAP (subject to the absence of footnotes and year end audit adjustments);

(ii)                                  as soon as available and in any event within 100 days after the end of each fiscal year of the Reporting Entity, a copy of the annual audit report for such year for the Consolidated Group, containing a Consolidated balance sheet of the Consolidated Group as of the end of such fiscal year and Consolidated statements of income and cash flows of the Consolidated Group for such fiscal year, in each case accompanied by an unqualified opinion or an opinion reasonably acceptable to the Required Lenders by Ernst & Young LLP or other independent public accountants of recognized national standing;

(iii)                               simultaneously with each delivery of the financial statements referred to in subclauses (i)(i) and (i)(ii) of this Section 5.01, a certificate of the Chief Financial Officer, the Controller or the Treasurer of the Reporting Entity that no Default or Event of Default has occurred and is continuing (or if such event has occurred and is continuing the actions being taken by the Reporting Entity to cure such Default or Event of Default), including, if such covenant is tested at such time, setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03;

(iv)                              as soon as possible and in any event within five days after any Responsible Officer of the Borrower shall have obtained knowledge of the occurrence of each Default continuing on the date of such statement, a statement of the Chief Financial Officer, the Controller or the Treasurer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(v)                                 promptly after the sending or filing thereof, copies of all reports that the Reporting Entity sends to any of its securityholders, in their capacity as such, and copies of all reports and registration statements that members of the Consolidated Group file with the Securities and Exchange Commission or any national securities exchange;

(vi)                              promptly after a Responsible Officer of the Borrower obtains knowledge of the commencement thereof, notice of all actions, suits, investigations, litigations and proceedings before any court, governmental agency or arbitrator affecting the Consolidated Group of the type described in Section 4.01(f)(b); and

(vii)                           such other information respecting the Consolidated Group as any Lender through the Administrative Agent may from time to time reasonably request.

(j)                                    The Scheme and Related Matters. The Borrower shall (or shall cause the applicable member of the Consolidated Group to):

(i)                                     Issue a Press Release or, as the case may be, an Offer Press Announcement, (in the form delivered to the Administrative Agent pursuant to Section 3.01(e), subject to such amendments as are not material to the interests of the Lenders or have been approved by the Administrative Agent in writing) within 3 Business Days of the Effective Date (such issued document, the “Original Press Release” or “Original Offer Press Announcement”, as applicable).

(ii)                                  Provide evidence that a Scheme Circular or (if the Shire Acquisition is effected by way of a Takeover Offer) a Takeover Offer Document is issued and dispatched as soon as is reasonably practicable and in any event within 28 days (or such longer period as may be agreed with the Panel) after the issuance of the Press Release or Offer Press Announcement, as applicable unless, during that period

AbbVie NewCo or New Foreign HoldCo has elected to convert the Shire Acquisition from a Scheme to a Takeover Offer, or vice versa (in which case the Scheme Circular or Takeover Offer Document, as applicable) shall be issued and dispatched as soon as is reasonably practicable and in any event within 28 days (or such longer period as may be agreed with the Panel) after the issuance of the Press Release or Offer Press Announcement, as applicable.

(iii)                               Comply in all material respects with the City Code (subject to any waivers or dispensations granted by the Panel) and all other applicable laws and regulations in relation to any Takeover Offer or Scheme.

(iv)                              Except as consented to by the Administrative Agent in writing and save to the extent that following the issue of a Press Release or an Offer Press Announcement AbbVie NewCo or New Foreign HoldCo elects to proceed with the Shire Acquisition by way of Takeover Offer or Scheme respectively, ensure that (i) if the Shire Acquisition is effected by way of a Scheme, the Scheme Circular corresponds in all respects to the terms and conditions of the Scheme as contained in the Press Release to which it relates or (ii) if the Shire Acquisition is effected by way of a Takeover Offer, the Takeover Offer Document corresponds in all respects to the terms and conditions of the Takeover Offer as contained in the corresponding Offer Press Announcement, subject in the case of a Scheme to any variation required by the Court and in either such case to any variations required by the Panel or which are not materially adverse to the interests of the Lenders (or where the prior written consent of the Administrative Agent has been given).

(v)                                 Ensure that the Scheme Documents or, if the Shire Acquisition is effected by way of a Takeover Offer, the Offer Documents, provided to the Administrative Agent contain all the material terms and conditions of the Scheme or Takeover Offer, as at that date, as applicable.

(vi)                              Not make or approve any modification in the proposed price per Shire Share or make any other acquisition of any Shire Share (including pursuant to a Takeover Offer) at a price that is different from the price per Shire Share stated in the Original Press Release or Original Offer Press Announcement, (as the case may be), unless such modification in price is not materially adverse to the interests of the Lenders (or where the prior written consent of the Administrative Agent has been given).

(vii)                           Except as consented to by the Administrative Agent in writing, not amend or waive (i) any term of the Scheme Documents or the Takeover Offer Documents, as applicable, in a manner materially adverse to the interests of the Lenders from those in the Original Press Release or the Original Offer Press Announcement, as the case may be, or (ii) if the Shire Acquisition is proceeding as  a Takeover Offer, the Acceptance Condition, save for, (A) in the case of clause (i), any amendment or waiver required by the Panel, the City Code, a court or any other applicable law, regulation or regulatory body or (B) in the case of clause (ii), a waiver of the Acceptance Condition to permit the Takeover Offer to become unconditional with acceptance of Shire Shares (excluding any shares held in treasury) which, when aggregated with all Shire Shares owned by AbbVie NewCo (directly or indirectly), represent not less than 66 2/3% of all Shire Shares (excluding any shares held in treasury) as at the date on which the Takeover Offer is declared unconditional as to acceptances.

(viii)                        Not take any action which would require AbbVie NewCo to make a mandatory offer for the Shire Shares in accordance with Rule 9 of the City Code.

(ix)                              Provide the Administrative Agent with copies of each Offer Document and such information as it may reasonably request regarding, in the case of a Takeover Offer, the current level of acceptances subject to any confidentiality, legal, regulatory or other restrictions relating to the supply of such information.

(x)                                 Promptly deliver to the Administrative Agent the receiving agent certificate issued under Rule 10 of the City Code (where the Shire Acquisition is being pursued pursuant to a Takeover Offer), any written agreement between the Borrower or its Affiliates and Shire to the extent material to the interests of the Lenders in relation to the consummation of the Acquisitions (in each case, upon such documents or agreements being entered into by a member of the Consolidated Group), and all other material announcements and documents published by AbbVie NewCo or New Foreign HoldCo or delivered by AbbVie NewCo or New Foreign HoldCo to the Panel pursuant to the Takeover Offer or Scheme (other than the cash confirmation) and all legally binding agreements entered into by AbbVie NewCo or New Foreign HoldCo in connection with a Takeover Offer or Scheme, in each case to the extent AbbVie NewCo or New Foreign HoldCo, acting reasonably, anticipates they will be material to the interests of the Lenders in connection with the Transactions, except to the extent it is prohibited by legal (including contractual) or regulatory obligations from doing so.

(xi)                              In the event that a Scheme is switched to a Takeover Offer or vice versa, (which AbbVie NewCo or New Foreign HoldCo shall be entitled to do on multiple occasions provided that it complies with the terms of this Agreement), (i) within the applicable time periods provided in the definition of “Mandatory Cancellation Event”, procure that the Offer Press Announcement or Press Release, as the case may be, is issued, and (ii) except as consented to by the Administrative Agent in writing, ensure that (A) where the Shire Acquisition is then proceeding by way of a Takeover Offer, the terms and conditions contained in the Offer Document include the Acceptance Condition and (B) the conditions to be satisfied in connection with the Shire Acquisition and contained in the Offer Documents or the Scheme Documents (whichever is applicable) are otherwise consistent in all material respects with those contained in the Offer Documents or Scheme Documents (whichever applied to the immediately preceding manner in which it was proposed that the Shire Acquisition would be effected)  (to the extent applicable for the legal form of a Takeover Offer or Scheme, as the case may be), in each case other than (i) in the case of clause (B), any changes permitted or required by the Panel or the City Code or are required to reflect the change in legal form to a Takeover Offer or Scheme or (ii) changes that could have been made to the Scheme or a Takeover Offer in accordance with the relevant provisions of this Agreement or which reflect the requirements of the terms of this Agreement and the manner in which the Shire Acquisition may be effected, including without limitation, Section 3.02(e) and including changes to the price per Shire Share which are made in accordance with the relevant provisions of this Agreement or any other agreement between AbbVie NewCo and/or AbbVie and the Administrative Agent.

(xii)                           In the case of a Takeover Offer, (i) not declare the Takeover Offer unconditional as to acceptances until the Acceptance Condition has been satisfied and (ii) promptly upon AbbVie NewCo or New Foreign HoldCo acquiring Shire Shares which represent not less than 90% in nominal value of the Shire Shares to which the Takeover Offer relates, ensure that notices under Article 117 of the Jersey Companies Law in respect of Shire Shares that AbbVie NewCo has not yet agreed to directly or indirectly acquire are issued.

(xiii)                        In the case of a Scheme, within 90 days of the Scheme Effective Date, and in relation to a Takeover Offer, within 90 days after the later of (i) the Closing Date and (ii) the date upon which AbbVie NewCo (directly or indirectly) owns and/or has agreed to own or acquire and has received valid acceptances (which have not been withdrawn or cancelled) of Shire Shares (excluding any shares held in treasury) in respect of, which, when aggregated with all other Shire Shares owned by AbbVie NewCo (directly or indirectly), represent not less than 75% of all Shire Shares (excluding any shares held in treasury), procure that such action as is necessary is taken to de-list the Shire Shares from the Official List of the Financial Conduct Authority and to cancel trading in the Shire Shares on the main market for listed securities of the London stock exchange and as soon as reasonably practicable thereafter, and subject always to the Jersey Companies Law, use its reasonable endeavors to re-register Shire as a private limited company.

(xiv)                       In the case of a Scheme, upon the occurrence of the Scheme Effective Date AbbVie NewCo shall own (directly or indirectly) 100% of the Shire Shares.

(k)                                 OFAC and FCPA.  Loan Parties shall ensure and shall cause each member of the Consolidated Group to ensure, and, to their knowledge, their respective officers, employees, directors and agents (in their capacity as officers, employees, directors or agents, respectively, of the Borrower or any of its Subsidiaries), shall ensure, that the proceeds of any Advances shall not be used by such Persons (i) to fund any activities or business of or with any Embargoed Person, or in any country or territory, that at the time of such funding is the target of any Sanctions, (ii) in any other manner  that would result in a violation of any Sanctions by the Agents, Lenders, AbbVie or any Member of the Consolidated Group or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

Information required to be delivered pursuant to subsections (i), (ii) and (v) of Section 5.01(i) above shall be deemed to have been delivered if such information, or one or more annual or quarterly or other reports or proxy statements containing such information, shall have been posted and available on the website of the Securities and Exchange Commission at http://www.sec.gov (and a confirming electronic correspondence is delivered or caused to be delivered by the Borrower to the Administrative Agent providing notice of such availability).  The Borrower hereby acknowledges that the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar secure electronic system (the “Platform”).

Certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC”; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 9.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designed “Public Side Information”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

SECTION 5.02                                      Negative Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Loan Parties will not:

(a)                                 Liens, Etc.  Incur, issue, assume or guarantee, or permit any member of the Consolidated Group to incur, issue, assume or guaranty, at any time, any Borrowed Debt secured by a Lien on any Principal Domestic Property of the Borrower or any member of the Consolidated Group, or any shares of stock or Borrowed Debt of any member of the Consolidated Group (other than Unrestricted Margin Stock), without effectively providing that the Advances outstanding at such time (together with, if the Borrower shall so determine, any other Borrowed Debt of the Borrower or such member of the Consolidated Group existing at such time or thereafter created that is not subordinate to the Advances) shall be secured equally and ratably with (or prior to) such secured Borrowed Debt, so long as such secured Borrowed Debt shall be so secured, unless, after giving effect thereto, the aggregate amount of all such secured Borrowed Debt would not exceed 15% of Consolidated Net Assets; provided, however, that this Section 5.02(a) shall not apply to, and there shall be excluded from secured Borrowed Debt in any computation under this Section 5.02(a), Borrowed Debt secured by:

(i)                                     Liens on property of, or on any shares of stock or Borrowed Debt of, any Person existing at the time such Person becomes a member of the Consolidated Group;

(ii)                                  Liens in favor of any member of the Consolidated Group;

(iii)                               Liens on property of a member of the Consolidated Group in favor of the United States or any State thereof, or any department, agency or instrumentality or political subdivision of the United States or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute;

(iv)                              Liens on property (including that of Shire and its Subsidiaries), shares of stock or Borrowed Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price or construction or improvement cost thereof or to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property or shares or Borrowed Debt or the completion of any such construction or improvement for the purpose of financing all or any part of the purchase price or construction or improvement cost thereof;

(v)                                 Liens existing on the Effective Date;

(vi)                              Liens incurred in connection with pollution control, industrial revenue or similar financing;

(vii)                           survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases, licenses, special assessments, rights of way covenants, conditions, restrictions and declarations on or with respect to the use of real property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any member of the Consolidated Group; and

(viii)                        any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Borrowed Debt secured by any Lien referred to in subclauses (i) through (vi) of this Section 5.02(a); provided, that (i) such extension renewal or replacement Lien shall be limited to all or a part of the same property, shares of stock or Debt that secured the Lien extended, renewed or replaced (plus improvements on such property) and (ii) the Borrowed Debt secured by such Lien at such time is not increased.

(b)                                 Mergers, Etc.  Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (other than Unrestricted Margin Stock) (whether now owned or hereafter acquired) to, any Person, or permit any member of the Consolidated Group to do so, except that:

(i)                                     any member of (x) the Consolidated Group other than the Borrower may merge or consolidate with or into or (y) the Consolidated Group may dispose of assets to, in each case, any other member of the Consolidated Group;

(ii)                                  the Borrower may merge with any other Person so long as (A) the Borrower is the surviving entity or (B) the surviving entity shall succeed, by agreement reasonably satisfactory in form and substance to the Required Lenders, to all of the businesses and operations of the Borrower and shall assume all of the rights and obligations of the Borrower under this Agreement and the other Loan Documents (it being understood that notwithstanding the foregoing, the consummation of the Transactions shall not be prohibited by this Section 5.02(b) or otherwise pursuant hereto);

(iii)                               any member of the Consolidated Group (other than the Borrower) may merge or consolidate with or into another Person, convey, transfer, lease or otherwise dispose of all or any portion of its assets so long as (A) the consideration received in respect of such merger, consolidation, conveyance, transfer, lease or other disposition is at least equal to the fair market value of such assets and (B) no Material Adverse Effect would reasonably be expected to result from such merger, consolidation, conveyance, transfer, lease or other disposition;

provided, in the cases of clause (i), (ii) and (iii) hereof, that no Default or Event of Default (or, during the Certain Funds Period, no Certain Funds Default) shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c)                                  Accounting Changes.  Change the Reporting Entity’s fiscal year-end from December 31 of each calendar year.

(d)                                 Change in Nature of Business.  Make any material change in the nature of the business of the Consolidated Group, taken as a whole, from that carried out by AbbVie and its Subsidiaries (other than Shire and its Subsidiaries) on the Effective Date and by Shire and its Subsidiaries on the Closing Date; it being understood that this Section 5.02(d) shall not prohibit (i) the Transactions or (ii) members of the Consolidated Group from conducting any business or business activities incidental or related to such business as carried on as of the Effective Date (in the case of AbbVie and its Subsidiaries other than Shire and its Subsidiaries) or as of the Closing Date (in the case of Shire and its Subsidiaries) or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

SECTION 5.03                                      Financial Covenant. Total Debt to EBITDA.  Beginning on the last day of the first full fiscal quarter ending after the Closing Date and on the last day of each fiscal quarter ending thereafter, the Loan Parties will not permit, as of the last day of any such fiscal quarter, the ratio of (x) Consolidated Total Debt at such time to (y) Consolidated EBITDA of AbbVie NewCo for the four consecutive fiscal quarter period ending as of such date to exceed, for the last day of the first two full fiscal quarters ending after the Closing Date, 5.00 to 1.00, for the last day of the third full fiscal quarter ending after the Closing Date, 4.50 to 1.00, for the last day of the fourth full fiscal quarter ending after the Closing Date and for the last day of each fiscal quarter thereafter, 4.25 to 1.00; provided that in any event, notwithstanding the foregoing, for the fiscal quarter ending December 31, 2016 and each fiscal quarter ended thereafter, such ratio shall be 4.00 to 1.00 and not any other ratio that would otherwise be applicable as set forth above.

SECTION 5.04                                      Limitations on Activities of AbbVie NewCo and its Subsidiaries During the Certain Funds Period and Prior to the Closing Date.  During the Certain Funds Period and immediately prior to the Closing Date, AbbVie NewCo and its Subsidiaries shall not (a) incur any Borrowed Debt other than (i) any intercompany Debt (including for the avoidance of doubt any intercompany Debt incurred in connection with the Acquisitions) or (ii) Debt incurred in compliance with Section 2.05(d)(i), (b) own any material assets other than cash and related deposit and escrow accounts and the Equity Interests of any of their respective Subsidiaries or (c) otherwise engage in any business or activity other than (i) the ownership and/or acquisition of the Equity Interests of the Borrower and Company Merger Sub and any other direct or indirect parent entity of Company Merger Sub that holds no material assets (other than the Equity Interests of any Subsidiary that is or is a parent entity of Company Merger Sub) and owes no material liabilities, as applicable, (ii) the maintenance of their legal existence, including the incurrence of fees, costs and expenses relating to such maintenance, (iii) to the extent applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of Borrower, (iv) incurring fees, costs and expenses relating to organization overhead including professional fees for legal, tax, company secretarial, administrative and accounting services and paying taxes, (v) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder and the borrowing of any Advances hereunder and the guarantees of the obligations hereunder, (vi) the performance of its obligations under the under the Scheme Documents or if applicable, the Offer Documents, (vii) consummating the issuance of the New Senior Notes, the New Term Loan Facility or any other Debt for the purpose of reducing the Commitments and/or refinancing the Advances outstanding under this Agreement or for the establishment of a replacement revolving facility for the Existing Credit Agreement or the incurrence of other Debt incurred in compliance with Section 2.05(d)(i), (viii) providing indemnification to officers and directors, (ix) taking all actions, including executing and delivering any related agreements, for the purpose of engaging in activities incidental to the consummation of the Transactions, including the execution and delivery of one or more representation letters or other agreements in connection with cash confirmation, making of intercompany loans, distributions of cash, cash equivalents or Equity Interests and/or the making of other investments, in each case consummated in connection with the Transactions, including executing and implementing the merger agreement providing for the Company Merger, (x) activities required by the City Code or the Panel, and (xi) activities necessary or advisable for or incidental to the businesses or activities described in clauses (i) to (x) of this Section 5.04 or arising in connection with the Transactions.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01                                      Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)                                 Any Loan Party, as applicable, shall fail (i) to pay any principal of any Advance when the same becomes due and payable or (ii) to pay any interest on any Advance or make any payment of fees or other amounts payable under this Agreement within five Business Days after the same becomes due and payable; or

(b)                                 Any representation or warranty made by a Loan Party herein or in any other Loan Document or by a Loan Party (or any of its officers or directors) in connection with this Agreement or in any certificate or other document furnished pursuant to or in connection with this Agreement, if any, in each case shall prove to have been incorrect in any material respect when made or deemed made; or

(c)                                  (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d)(i), 5.01(i)(iv), 5.01(j), 5.02(a), 5.02(b), 5.02(d), 5.03, 5.04, 9.11(b) or (ii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e) or clauses (i)-(iii) or (v)-(vii) of Section 5.01(i) if such failure shall remain unremedied for 10 Business Days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender, or (iii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, if any, in each case on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d)                                 The Borrower, any Guarantor or any Significant Subsidiary shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount, or, in the case of any Hedge Agreement, having a maximum Agreement Value, of at least $200,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower, or such Guarantor or such Significant Subsidiary, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; it being understood and agreed that notwithstanding the foregoing, the delivery of a notice of prepayment by one or more lenders under the Existing Shire Indebtedness as a result of the occurrence of the Acquisitions will not result in an Event of Default under this clause (d); provided that this clause (d) will apply to the extent there is a failure to make any such prepayment when the same becomes due and payable; or

(e)                                  Any Loan Party or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Loan Party or any Significant Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of 60 days; or the Loan Party or any Significant Subsidiary shall take any corporate action to authorize any of the actions set forth above in this Section 6.01(e); or

(f)                                   Any one or more judgments or orders for the payment of money in excess of $200,000,000 shall be rendered against a member of the Consolidated Group and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that, for purposes of determining whether an Event of Default has occurred under this Section 6.01(f), the amount of any such judgment or order shall be reduced to the extent that (A) such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, such judgment or order; or

(g)                                  (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Voting Stock of the Reporting Entity (or other securities convertible into or exchangeable for such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of the Reporting Entity (on a fully diluted basis); or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, a majority of the members of the board of directors of the Reporting Entity shall not be Continuing Directors; or

(h)                                 One or more of the following shall have occurred or is reasonably expected to occur, which in each case would reasonably be expected to result in a Material Adverse Effect: (i) any ERISA Event; (ii) the partial or complete withdrawal of the Reporting Entity or any ERISA Affiliate from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

(i)                                     This Agreement (including the Guaranty set forth in Article VIII) shall cease to be valid and enforceable against the Loan Parties (except to the extent it is terminated in accordance with its terms) or a Loan Party shall so assert in writing;

then, and in any such event (subject to Section 3.04), the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required

Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, (but for the avoidance of doubt, always subject to Section 3.04) that in the event of an Event of Default under Section 6.01(e), (A) the Commitment of each Lender shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

Notwithstanding anything in this Agreement to the contrary, for a period commencing on the Closing Date and ending on the date falling 120 days after the Closing Date (the “Clean-up Date”), notwithstanding any other provision of any Loan Document, any breach of covenants, misrepresentation or other default which arises with respect to the Shire Group will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default, as the case may be, if:

(i)                                     it is capable of remedy and reasonable steps are being taken to remedy it;

(ii)                                  the circumstances giving rise to it have not knowingly been procured by or approved by the Borrower or AbbVie; and

(iii)                               it is not reasonably likely to have a material adverse effect on the Reporting Entity and its Subsidiaries, on a consolidated basis.

If the relevant circumstances are continuing on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be, notwithstanding the above.

ARTICLE VII

THE AGENTS

SECTION 7.01                                      Authorization and Action.  Each Lender hereby irrevocably appoints JPMorgan Chase Bank, N.A. (or an Affiliate thereof designated by it) to act on its behalf as the Administrative Agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article VII (other than the third sentence of Section 7.04) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions (other than the third sentence of Section 7.04).

SECTION 7.02                                      Administrative Agent Individually.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity as a Lender.  Such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any member of the Consolidated Group or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03                                      Duties of Administrative Agent; Exculpatory Provisions.

(a)                                 The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature, and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein or in any other Loan Document. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in any other Loan Document); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

(b)                                 The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.01 or 6.01) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until the Borrower or any Lender shall have given notice to the Administrative Agent describing such Default or Event of Default.

(c)                                  Neither the Administrative Agent nor any other Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)                                 Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender, and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

SECTION 7.04                                      Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the Effective Date, the making of any Advance or the Closing Date that by its terms must be fulfilled to the satisfaction of a Lender, each Lender shall be deemed to have consented to, approved or accepted such condition unless (i) an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the occurrence of the Effective Date, the making of such Advance or the Closing Date, as applicable, and (ii) in the case of a condition to the making of an Advance, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05                                      Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  Each such sub agent and the Related Parties of the Administrative Agent and each such sub agent shall be entitled to the benefits of all provisions of this Article VII and Section 9.04 (as though such sub-agents were the “Administrative Agent” under this Agreement) as if set forth in full herein with respect thereto.

SECTION 7.06                                      Resignation of Administrative Agent.

(a)                                 The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right (with the consent of the Borrower, provided that no consent of the Borrower shall be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders (and with the consent of the Borrower, provided that no consent of the Borrower shall be required if an Event of Default has occurred and is continuing), appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, such Person shall automatically and without the taking of any action by any Person, be removed as Administrative Agent on the date that is 30 days following the date such Person became a Defaulting Lender (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”).  In connection therewith, the Required Lenders, in consultation with the Borrower, shall appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment on or prior to the Removal Effective Date, then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VII and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 7.07                                      Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.08                                      Indemnification.  The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Advances made by each of them (or, if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, in each case, acting in the capacity of Administrative Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not promptly reimbursed for such expenses by the Borrower.

SECTION 7.09             Other Agents. None of the Lenders identified on the facing page or signature pages of this Agreement as an “arranger” or “book runner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE VIII

GUARANTY

SECTION 8.01             Guaranty. Each Guarantor, on a joint and several basis, absolutely, unconditionally and irrevocably guarantees to the Administrative Agent for the ratable benefit of the Lender Parties (defined below) (the “Guaranty”), as a guarantee of payment and not merely as a guarantee of collection, prompt payment when due, whether at stated maturity, upon acceleration, demand or otherwise, and at all times thereafter, of all existing and future indebtedness and liabilities, whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, of the Borrower to the Lenders and the Administrative Agent (collectively the “Lender Parties”) arising under this Agreement or any other Loan Document, including all renewals, extensions and modifications thereof (collectively, the “Guaranteed Obligations”). This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty (other than payment in full in cash).

SECTION 8.02             No Termination. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations (other than contingent indemnification obligations not yet due and payable) and any other amounts payable under this Guaranty are indefeasibly paid and performed in full and the Commitments have terminated.

SECTION 8.03             Waiver by the Guarantors. Each Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. Each Guarantor further waives presentment, protest, notice, dishonor or default, demand for payment and any other notices to which the Guarantor might otherwise be entitled other than any notice required hereunder.

SECTION 8.04             Subrogation. No Guarantor shall exercise any right of subrogation, reimbursement, exoneration, indemnification or contribution, any right to participate in any claim or remedy of the Lender Parties or any similar right with respect to any payment it makes under this Guaranty with respect to the Guaranteed Obligations until all of the Guaranteed Obligations (other than contingent indemnification obligations not yet due and payable) have been paid in full in cash and the Commitments have terminated. If any amount is paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender Parties and shall forthwith be paid to the Lender Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

SECTION 8.05             Waiver of Defenses. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and to the extent not prohibited by applicable law, the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)           any lack of validity or enforceability against the Borrower of this Agreement or any agreement or other instrument relating thereto;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligation of the Borrower under or in respect of this Agreement or any other amendment or waiver of or any consent to departure from this Agreement, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

(c)           any taking, exchange, release or non-perfection of any collateral or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty for all or any of the Guaranteed Obligations;

(d)           any manner of application of collateral, if any, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other asset of the Borrower or any of its Subsidiaries;

(e)           any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries;

(f)            any failure of the Administrative Agent or any Lender to disclose to a Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower now or hereafter known to the Administrative Agent or such Lender (each Guarantor waiving any duty on the part of the Administrative Agent and the Lenders to disclose such information);

(g)           the release or reduction of liability of any other Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)           any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, the Borrower any Guarantor or any other guarantor or surety (other than defense of payment in full in cash).

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 8.06             Exhaustion of Other Remedies Not Required. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety. Each Guarantor waives diligence by the Lender Parties and action on delinquency in respect of the Guaranteed Obligations or any part thereof, including, without limitation, any provision of law requiring the Lender Parties to exhaust any right or remedy or to take any action against the Borrower, any other guarantor or any other Person or property before enforcing this Guaranty against such Guarantor.

SECTION 8.07             Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed, upon any action or proceeding, of the Borrower or any other Person, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Administrative Agent as and to the extent that the Administrative Agent has the right to demand such amounts pursuant to Section 6.01 hereof.

SECTION 8.08             Jersey Guarantors.  Each Guarantor which is incorporated in Jersey irrevocably waives and abandons any and all rights under the laws of Jersey:

(a)           whether by virtue of the droit de division or otherwise, to require that any liability under this Guaranty be divided or apportioned with any other person or reduced in any manner whatsoever; and

(b)           whether by virtue of the droit de discussion or otherwise, to require that recourse be had to the assets of any other person before any claim is enforced against such Guarantor under this Guaranty.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01             Amendments, Etc.

(a)           No amendment or waiver of any provision of this Agreement, nor consent to any departure by a Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Loan Parties and acknowledged by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing, do any of the following:

(i)            waive any of the conditions specified in Section 3.01, 3.02 or 3.03 unless signed by each Lender directly and adversely affected thereby;

(ii)           increase or extend the Commitments of a Lender or subject a Lender to any additional obligations, unless signed by such Lender;

(iii)          reduce the principal of, or stated rate of interest on, the Advances, the stated rate at which any fees hereunder are calculated or any other amounts payable hereunder, unless signed by each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Interest” or to waive any obligation of the Borrower to pay Default Interest;

(iv)          postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, unless signed by each Lender directly and adversely affected thereby;

(v)           change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that, in each case, shall be required for the Lenders or any of them to take any action hereunder, unless signed by all Lenders;

(vi)          amend this Section 9.01, unless signed by all Lenders; or

(vii)         release all or substantially all of the Guarantors from the Guaranty;

and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement.  Notwithstanding the foregoing, the Administrative Agent and the Borrower may amend any Loan Document to correct any errors, mistakes, omissions, defects or inconsistencies, or to effect administrative changes that are not adverse to any Lender, and such amendment shall become effective without any further consent of any other party to such Loan Document other than the Administrative Agent and the Borrower.

(b)           If, in connection with any proposed amendment, waiver or consent requiring the consent of “all Lenders,” “each Lender” or “each Lender directly and adversely affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity (which is reasonably satisfactory to the Borrower and the Administrative Agent) shall agree, as of such date, to purchase at par for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Acceptance and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all principal, interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower to and including the date of termination.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 9.02             Notices, Etc.  (a)  All notices and other communications provided for hereunder shall be in writing (including telecopier) and mailed, telecopied or delivered, if to the Borrower or the Administrative Agent, to the address, telecopier number or if applicable, electronic mail address, specified for such Person on Schedule II; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, when mailed or telecopied, be effective three Business Days after being deposited in the mails, postage prepaid, or upon confirmation of receipt (except that if electronic confirmation of receipt is received at a time that the recipient is not open for business, the applicable notice or communication shall be effective at the opening of business on the next business day of the recipient), respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent.  Delivery by telecopier or other electronic communication of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b)           Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any communication has been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement. Each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(e)           If any notice required under this Agreement is permitted to be made, and is made, by telephone, actions taken or omitted to be taken in reliance thereon by the Administrative Agent or any Lender shall be binding upon the Borrower notwithstanding any inconsistency between the notice provided by telephone and any subsequent writing in confirmation thereof provided to the Administrative Agent or such Lender; provided that any such action taken or omitted to be taken by the Administrative Agent or such Lender shall have been in good faith and in accordance with the terms of this Agreement.

(f)            With respect to notices and other communications hereunder from the Borrower to any Lender, the Borrower shall provide such notices and other communications to the Administrative Agent, and the Administrative Agent shall promptly deliver such notices and other communications to any such Lender in accordance with subsection (b) above or otherwise.

SECTION 9.03             No Waiver; Remedies.  No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable law.

SECTION 9.04             Costs and Expenses.  (a)  The Borrower agrees to pay, upon demand, all reasonable and documented out-of-pocket costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, (i) all due diligence, syndication (including printing and distribution), duplication and messenger costs and (ii) the reasonable and documented fees and expenses of a single primary counsel (and a local counsel in each relevant jurisdiction) for the Administrative Agent with respect thereto and with respect to advising the Agents as to their respective rights and responsibilities under this Agreement.  The Borrower further agrees to pay, upon demand, all reasonable and documented out-of-pocket costs and expenses of the Agents and the Lenders, if any, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable and documented fees and expenses of a single primary counsel and an additional single local counsel in any local jurisdictions for the Agent and the Lenders and, in the case of an actual or perceived conflict of interest where the Agent notifies the Borrower of the existence of such conflict, one additional counsel, in connection with the enforcement of rights under this Agreement.

(b)           The Borrower agrees to indemnify and hold harmless each Agent and each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, penalties, liabilities and expenses (provided, that, the Borrower’s obligations to the Indemnified Parties in respect of fees and expenses of counsel shall be limited to the reasonable fees and expenses of one counsel for all Indemnified Parties, taken together, (and, if reasonably necessary, one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel for all Indemnified Parties, taken together (and, if reasonably necessary, one local counsel in any relevant jurisdiction) (all such claims, damages, losses, penalties, liabilities and reasonable expenses being, collectively, the “Losses”) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) this Agreement, any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Consolidated Group or any Environmental Action relating in any way to the Consolidated Group, in each case whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent Losses (A) are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its Affiliates (including any breach of its obligations under this Agreement), (B) result from any dispute between an Indemnified Party and one or more other Indemnified Parties (other than against an Agent or Arranger acting in such a role)  or (C) result from the claims of one or more Lenders solely against one or more other Lenders (and not claims by one or more Lenders against any Agent acting in its capacity as such except, in the case of Losses incurred by any Agent or any Lender as a result of such claims, to the extent such Losses are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct (including any breach of its obligations under this Agreement)) not attributable to any actions of a member of the Consolidated Group and for which the members of the Consolidated Group otherwise have no liability.  The Borrower further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its shareholders or creditors for or in connection with this Agreement or any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Advances, except to the extent such liability is found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct (including any breach of its obligations under this Agreement).  In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).  Notwithstanding the foregoing, this section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)           If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of (i) a payment or Conversion pursuant to Section 2.06, 2.08(d), 2.08(e), 2.10 or 2.12, (ii) acceleration of the maturity of the Advances pursuant to Section 6.01, (iii) a payment by an Eligible Assignee to any Lender other than on the last day of the Interest Period for such Advance upon an assignment of the rights and obligations of such Lender under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 9.07(a) or (iv) for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional reasonable losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or as a result of any inability to Convert or exchange in the case of Section 2.08 or 2.12, including, without limitation, any reasonable loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d)           Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

SECTION 9.05             Right of Setoff.  Subject to Section 3.04, upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  Each Lender agrees promptly to notify the Borrower after any such setoff and application is made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Lender and its Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that such Lender and its Affiliates may have.

SECTION 9.06             Binding Effect.  This Agreement shall become effective upon the satisfaction (or waiver in accordance with Section 9.01) of the conditions set forth in Section 3.01 and, thereafter, shall be binding upon and inure to the benefit of, and be enforceable by, the Loan Parties, the Administrative Agent and each Lender and their respective successors and permitted assigns, except that the Loan Parties shall have no right to assign their rights hereunder or any interest herein without the prior written consent of the Lenders, and any purported assignment without such consent shall be null and void.

SECTION 9.07             Assignments and Participations.  (a)  Each Lender may, with the consent of the Borrower and the Administrative Agent, which consents shall not be unreasonably withheld or delayed (it being agreed that notwithstanding anything herein, including the proviso set forth below, during the Certain Funds Period the Borrower may withhold such consent in its sole discretion unless a Certain Funds Default is continuing) and, in the case of the Borrower, (A) shall not be required while an Event of Default (or during the Certain Funds Period a Certain Funds Default) has occurred and is continuing and (B) shall be deemed given if the Borrower shall not have objected within 10 Business Days following its receipt of notice of such assignment (and, within five days after demand by the Borrower (with a copy of such demand to the Administrative Agent) to (i) any Defaulting Lender, (ii) any Lender that has made a demand for payment pursuant to Section 2.11 or 2.14, (iii) any Lender that has asserted pursuant to Section 2.08(b) or 2.12 that it is impracticable or unlawful for such Lender to make Eurocurrency Rate Advances or (iv) any Lender that fails to consent to an amendment or waiver hereunder for which consent of all Lenders (or all affected Lenders) is required and as to which the Required Lenders shall have given their consent, such Lender will), assign to one or more Persons (other than natural persons) all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that:

(A)          such consent shall not be required in the case of an assignment to any other Lender or an Affiliate of any Lender, provided that notice thereof shall have been given to the Borrower and the Administrative Agent;

(B)          each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(C)          except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement associated with a particular Class, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than £25,000,000 or an integral multiple of £5,000,000 in excess thereof (or at the Borrower’s option, the Sterling Equivalents of $25,000,000 and $5,000,000, respectively);

(D)          each such assignment shall be to an Eligible Assignee;

(E)           each such assignment made as a result of a demand by the Borrower pursuant to this Section 9.07(a) shall be arranged by the Borrower with the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that, in the aggregate, cover all of the rights and obligations of the assigning Lender under this Agreement;

(F)           no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 9.07(a), (1) so long as a Default shall have occurred and be continuing and (2) unless and until such Lender shall have received one or more payments from one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount, and from the Borrower or one or more Eligible Assignees in an aggregate amount equal to all other amounts accrued to such Lender under this Agreement (including, without limitation, any amounts owing under Sections 2.11, 2.14 or 9.04(c)) and (3) unless and until the Borrower shall have paid (or caused to be paid) to the Administrative Agent a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(G)          the parties to each such assignment (other than, except in the case of a demand by the Borrower pursuant to this Section 9.07(a), the Borrower) shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance and, if such assignment does not occur as a result of a demand by the Borrower pursuant to this Section 8.07(a) (in which case the Borrower shall pay the fee required by subclause (F)(3) of this Section 8.07(a)), a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement, except that such assigning Lender shall continue to be entitled to the benefit of Section 9.04(a) and (b) with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)           By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:

(i)            other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto;

(ii)           such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto;

(iii)          such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(iv)          such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(v)           such assignee confirms that it is an Eligible Assignee;

(vi)          such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and

(vii)         such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c)           Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d)           The Administrative Agent, acting solely for this purpose as the agent of the Borrower, shall maintain at its address referred to in Section 9.02(a) a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Advances owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)           Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates or any natural person) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it) without the consent of the Administrative Agent or the Borrower; provided, however, that:

(i)            such Lender’s obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged;

(ii)           such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iii)          such Lender shall remain the Lender of any such Advance for all purposes of this Agreement;

(iv)          the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and

(v)           no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by the Borrower herefrom or therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or stated rate of interest on, the Advances or the stated rate at which any fees or any other amounts payable hereunder are calculated, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or any other amounts payable hereunder, in each case to the extent subject to such participation.

Each Lender shall promptly notify the Borrower after any sale of a participation by such Lender pursuant to this Section 9.07(e); provided that the failure of such Lender to give notice to the Borrower as provided herein shall not affect the validity of such participation or impose any obligations on such Lender or the applicable participant.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)            Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Information relating to the Borrower received by it from such Lender as more fully set forth in Section 9.08.

(g)           Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation and the Advances owing to it) to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or any central bank having jurisdiction over such Lender.

SECTION 9.08             Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that the Administrative Agent or such Lender, as applicable, agrees that it will, to the extent practicable and other than with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, notify the Borrower promptly thereof, unless such notification is prohibited by law, rule or regulation), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.  Each Lender acknowledges that its ability to disclose information concerning the Transactions is restricted by the City Code and the Panel and that Section 9.08 is subject to those restrictions.

For purposes of this Section, “Information” means this Agreement and the other Loan Documents and all information received from the Consolidated Group relating to the Consolidated Group or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Consolidated Group.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.09             Debt Syndication during the Certain Funds Period.  Each of the Lenders and the Administrative Agent confirms that it is aware of the terms and requirements of Practice Statement No. 25 (Debt Syndication during Offer Periods) issued by the Panel.

SECTION 9.10             Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.11             Execution in Counterparts.  (a) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts,

each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)  Notwithstanding any other provision of this Agreement to the contrary, upon the Administrative Agent’s request, the Loan Parties agree to promptly execute and deliver such amendments to this Agreement (other than any amendment to the definition of Certain Funds Default, Certain Funds Period, Certain Funds Purposes, Long Stop Date, Mandatory Cancellation Event, Certain Funds Representations (or any Section or definition referred to therein or any Section including any of those terms, or cross-references to any of the Sections referred to in this Section to the extent modifying the conditionality or availability of the Bridge Facility in a manner adverse to the Borrower), Section 3.02, Section 3.03, Section 3.04, Sections 9.07, 9.09 or this Section 9.11(b) or that would otherwise impair the availability of Advances for Certain Funds Purposes during the Certain Funds Period or would otherwise conflict with restrictions set out in Section 3.04 (it being understood this parenthetical shall not restrict modifications to the fees and pricing of the Bridge Facility nor shall it restrict immaterial changes to such provisions)) as shall be necessary to implement any modifications to this Agreement pursuant to any separate letter agreements between AbbVie and the Arranger during the period permitted therein (and notwithstanding anything to the contrary herein (including Section 9.01), such amendment shall only require the consent of the Administrative Agent and the Borrower).

SECTION 9.12             Jurisdiction, Etc.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court sitting in New York County or any federal court of the United States of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in any such New York State court or, to the extent permitted by law, in any such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.13             Patriot Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act.  The Loan Parties shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.14             No Advisory or Fiduciary Responsibility.  In its capacity as an Agent or a Lender, (a) no Agent or Lender has any responsibility except as set forth herein and (b) no Agent or Lender shall be subject to any fiduciary duties or other implied duties (to the extent permitted by law to be waived).  The Borrower agrees that it will not take any position or bring any claim against any Agent or any Lender that is contrary to the preceding sentence.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof), the Borrower acknowledges and agrees that: (i) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents and the Lenders, on the other hand; (ii) each Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor or agent for the Borrower or any of its Affiliates, or any other Person; and (iii) the Agents, the Lenders and each of their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Agent or Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.

SECTION 9.15             Waiver of Jury Trial.  Each of the Borrower and the Guarantors, the Administrative Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

SECTION 9.16             Conversion of Currencies.  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

The obligations of the Loan Parties in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Borrower contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ABBVIE PRIVATE LIMITED, as Borrower

By:	/s/ Chris Turek
Name: Chris Turek
Title: Director

ABBVIE INC., as a Guarantor

By:	/s/ Amarendra Duvvur
Name: Amarendra Duvvur
Title: Vice President, Treasurer

ABBVIE HOLDINGS PRIVATE LIMITED, as a Guarantor

By:	/s/ Gwenan White
Name: Gwenan White
Title: Director

Signature Page to

364-Day Bridge Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:	/s/ Dana J. Moran
Name: Dana J. Moran
Title: Vice President

Signature Page to

364-Day Bridge Credit Agreement